Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

DATED AS OF JANUARY 30, 2024

BY AND BETWEEN

SOUTHERN CALIFORNIA BANCORP

AND

CALIFORNIA BANCORP

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ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SCB		38
6.01	Corporate Organization	38
6.02	Capitalization.	39
6.03	Authority; No Violation.	40
6.04	Consents and Approvals	41
6.05	Reports.	41
6.06	Financial Statements.	42
6.07	Broker’s Fees	44
6.08	Absence of Certain Changes or Events.	44
6.09	Legal Proceedings.	44
6.10	Taxes and Tax Returns	45
6.11	Employees and Employee Benefit Plans.	45
6.12	Compliance with Applicable Law	49
6.13	Certain Contracts.	50
6.14	Agreements with Regulatory Agencies	51
6.15	Risk Management Instruments	52
6.16	Environmental Matters	52
6.17	Investment Securities and Commodities.	52
6.18	Real Property	53
6.19	Intellectual Property	53
6.20	Related Party Transactions	53
6.21	Takeover Laws	53
6.22	Reorganization	54
6.23	Opinion of Financial Advisor	54
6.24	SCB Information	54
6.25	Loan Portfolio.	54
6.26	Insurance	55
6.27	Information Security	55
6.28	No Other Representations or Warranties.	55

ARTICLE VII COVENANTS		56
7.01	Shareholder Approvals	56
7.02	Preparation of the Proxy Statement/Prospectus and Registration Statement	58
7.03	Regulatory Matters	59
7.04	Legal Conditions to Merger	60
7.05	Public Announcements	60
7.06	Access; Information.	61
7.07	Acquisition Proposals	62
7.08	Nasdaq Listing	63
7.09	Indemnification.	63
7.10	Benefit Plans	64
7.11	Corporate Governance	67

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7.12	Notification of Certain Matters	67
7.13	Antitakeover Statutes	68
7.14	Consents	68
7.15	Exemption from Liability Under Section 16(b)	68
7.16	Shareholder Litigation and Protests	68
7.17	Change of Method.	69
7.18	Tax Treatment	69

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		69
8.01	Conditions to Each Party’s Obligation to Effect the Merger	69
8.02	Conditions to Obligation of CBC	70
8.03	Conditions to Obligation of SCB	71

ARTICLE IX TERMINATION		72
9.01	Termination	72
9.02	Effect of Termination.	73

ARTICLE X MISCELLANEOUS		75
10.01	Survival	75
10.02	Waiver; Amendment	75
10.03	Counterparts	75
10.04	Governing Law and Venue	75
10.05	Waiver of Jury Trial	76
10.06	Expenses	76
10.07	Notices	76
10.08	Entire Understanding; Limited Third Party Beneficiaries	77
10.09	Severability	77
10.10	Enforcement of the Agreement	77
10.11	Interpretation	78
10.12	Assignment	78
10.13	Confidential Supervisory Information	78
10.14	Delivery by Electronic Transmission.	78

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EXHIBIT A	Form of CBC Voting Agreement
EXHIBIT B	Form of SCB Voting Agreement
EXHIBIT C	Form of SCB Bylaw Amendment
EXHIBIT D	Form of Agreement of Merger
EXHIBIT E	Form of Bank Merger Agreement

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of January 30, 2024 (this “Agreement”), by and between Southern California Bancorp, a California corporation (“SCB”), and California BanCorp, a California corporation (“CBC”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the “CGCL”), CBC will merge with and into SCB (the “Merger”), with SCB as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

WHEREAS, immediately following the Merger, California Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of CBC (“CBC Bank”), will merge with and into Bank of Southern California, N.A., a national banking association and wholly-owned subsidiary of SCB (“BSC Bank”), with BSC Bank as the surviving bank (the “Bank Merger”).

WHEREAS, the respective boards of directors of each of SCB and CBC have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and their respective shareholders, and have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, for federal income tax purposes, it is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulation Section 1.368-2(g).

WHEREAS, as a material inducement to SCB to enter into this Agreement, and simultaneously with the execution of this Agreement, each member of the board of directors of CBC has entered into a Voting Agreement, substantially in the form attached hereto as Exhibit A (collectively, the “CBC Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of CBC Common Stock owned by such Person in favor of approval of this Agreement and the transactions contemplated hereby.

WHEREAS, as a material inducement to CBC to enter into this Agreement, and simultaneously with the execution of this Agreement, each member of the board of directors of SCB has entered into a Voting Agreement, substantially in the form attached hereto as Exhibit B (collectively, the “SCB Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of SCB Common Stock owned by such Person in favor of (A) approval of this Agreement and the transactions contemplated hereby, including the issuance of shares of SCB Common Stock in connection with the Merger as contemplated by this Agreement, and (B) the SCB Bylaw Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means, with respect to SCB or CBC, as applicable, (A) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving such party or any of its Subsidiaries (whose assets, individually, or in the aggregate, constitute 25% or more of the consolidated assets of the party) that if consummated, would result in any Person (or the shareholders of any Person) owning 25% or more of the total voting power of such party or the surviving entity in a merger involving such party or the resulting parent company of such surviving entity and (B) any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of the total voting power of any class of equity securities of such party or those of any of its Subsidiaries (whose assets, individually, or in the aggregate, constitute 25% or more of the consolidated assets of the party) or 25% or more of such party’s consolidated total assets (including equity securities of its Subsidiaries), in each case other than the transactions contemplated by this Agreement.

“Adjusted Shareholder’s Equity” means the relevant party’s shareholders’ equity as of the month end prior to the Closing Date, excluding documented transaction expenses related to this Agreement and the transactions contemplated hereby (including, without limitation, all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for such party for services rendered solely in connection with the transactions contemplated by this Agreement paid or accrued by such party prior to the Effective Time, and all amounts paid or accrued in connection with any litigation related to the transactions contemplated in this Agreement, including any amounts paid in settlement thereof), and without giving effect to potential purchase accounting marks, and excluding changes in the accumulated other comprehensive income of the securities portfolio from the amount reported as of December 31, 2023.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 10.02.

“Agreement of Merger” has the meaning set forth in Section 2.02.

“Assumed Award” has the meaning set forth in Section 3.07(c).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Merger Agreement” has the meaning set forth in Section 2.03.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.03(a).

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BSC Articles” means the Articles of Association of BSC, as amended.

“Book-Entry Shares” means shares of CBC Common Stock held in book-entry form immediately prior to the Effective Time.

“BSC Bank” has the meaning set forth in the recitals.

“BSC Bank Board” means the Board of Directors of BSC Bank.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“CBC” has the meaning set forth in the preamble to this Agreement.

“CBC 401(k) Plan” has the meaning set forth in Section 7.10(c).

“CBC Articles” means the Articles of Incorporation of CBC, as amended.

“CBC Bank” has the meaning set forth in the recitals.

“CBC Bank Board” means the Board of Directors of CBC Bank.

“CBC Benefit Plans” has the meaning set forth in Section 5.11(a).

“CBC Board” means the Board of Directors of CBC.

“CBC Board Recommendation” has the meaning set forth in Section 7.01(b).

“CBC Bylaws” means the Bylaws of CBC, as amended.

“CBC Common Stock” means the common stock, no par value per share, of CBC.

“CBC Contract” has the meaning set forth in Section 5.13(a).

“CBC Disclosure Schedule” has the meaning set forth in Article V.

“CBC Equity Awards” means the CBC RSUs and CBC Options.

“CBC Equity Plans” means the California Bank of Commerce 2007 Equity Incentive Plan, the California Bank of Commerce 2014 Equity Incentive Plan, and the California BanCorp 2017 Equity Incentive Plan, each as amended.

“CBC Insiders” has the meaning set forth in Section 7.15.

“CBC Meeting” has the meaning set forth in Section 7.01(a).

“CBC Options” means options to purchase shares of CBC Common Stock granted under a CBC Equity Plan.

“CBC Owned Properties” has the meaning set forth in Section 5.18.

“CBC Preferred Stock” means the preferred stock, no par value per share, of CBC.

“CBC Qualified Plans” has the meaning set forth in Section 5.11(d).

“CBC Real Property” has the meaning set forth in Section 5.18.

“CBC Regulatory Agreement” has the meaning set forth in Section 5.14.

“CBC Reports” has the meaning set forth in Section 5.05(b).

“CBC RSUs” means restricted stock units issued under a CBC Equity Plan.

“CBC Shareholder Approval” means the approval of the principal terms of this Agreement by the affirmative vote or requisite consent of a majority of the outstanding shares of CBC Common Stock entitled to vote thereon at the CBC Meeting or any adjournment or postponement thereof.

“CBC Voting Agreements” has the meaning set forth in the recitals.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of CBC Common Stock.

“CFC” means the California Financial Code, as amended.

“CGCL” has the meaning set forth in the recitals.

“CIBC Act” means the Change in Bank Control Act of 1978, as amended.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02.

“Code” has the meaning set forth in the recitals.

“Confidentiality Agreement” has the meaning set forth in Section 7.06(c).

“Continuing 401(k) Plan” has the meaning set forth in Section 7.10(c).

“Continuing Employees” has the meaning set forth in Section 7.10(a).

“Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the group health plan continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“DFPI” means the California Department of Financial Protection and Innovation.

“Effective Time” has the meaning set forth in Section 2.02.

“End Date” has the meaning set forth in Section 9.01(c).

“Environmental Laws” has the meaning set forth in Section 5.16.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

“Excluded Shares” has the meaning set forth in Section 3.01(c).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 7.09(a).

“Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

“Law” means any applicable federal, state, local or foreign statute, law, code, regulation, ordinance, rule, judgment, injunction, order, decree or policy, agency requirement, license, permit, or guideline of any Governmental Entity.

“Liens” has the meaning set forth in Section 5.02(b).

“Loans” has the meaning set forth in Section 5.25(a).

“Material Adverse Effect” means, with respect to SCB, CBC or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall be deemed to include a decrease in Adjusted Shareholder’s Equity from that reported for December 31, 2023, by 5% or more, but shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees), (F) any shareholder litigation arising out of, related to, or in connection with this Agreement, the Merger or the Bank Merger that is brought or threatened against a party or any members of a party’s Board of Directors from and following the date of this Agreement and prior to the Effective Time (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Sections 5.03(b), 5.04, 5.11(j), 6.03(b), 6.04 or 6.11(j)) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (H) the expenses incurred by SCB or CBC in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.

“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 7.03(b).

“Maximum Insurance Amount” has the meaning set forth in Section 7.09(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the aggregate number of whole shares of SCB Common Stock, plus cash in lieu of any fractional share interest, payable to the holders of CBC Common Stock in connection with the Transaction.

“Multiemployer Plan” has the meaning set forth in Section 5.11(f).

“Multiple Employer Plan” has the meaning set forth in Section 5.11(f).

“Nasdaq” means the Nasdaq Capital Market or such other securities exchange on which the SCB Common Stock may be listed.

“New Benefit Plans” has the meaning set forth in Section 7.10(a).

“OCC” means the Office of the Comptroller of the Currency.

“Option Cashout Price” has the meaning set forth in Section 3.07(a).

“Option Consideration” has the meaning set forth in Section 3.07(a).

“OREO” means other real estate owned.

“Payroll Processor” has the meaning set forth in Section 3.07(a).

“Pension Plan” has the meaning set forth in Section 5.11(f).

“Permitted Encumbrance” has the meaning set forth in Section 5.18.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Personal Data” has the meaning set forth in Section 5.12.

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.02(a).

“Recommendation Change” has the meaning set forth in Section 7.01(b).

“Registration Statement” has the meaning set forth in Section 7.02(a).

“Regulatory Agency” means any state regulatory authority, the FRB, the FDIC, the OCC, any foreign regulatory authority, the SEC and any self-regulatory organization.

“Representatives” has the meaning set forth in Section 7.07(a).

“Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders, approvals or waivers (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the FRB and the OCC, as may be required, and (y) set forth in Section 5.04 and Section 6.04 that are necessary to consummate the Transaction, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

“Retiree Welfare Plan” means any “employee welfare plan” within the meaning of Section 3(1) of ERISA providing for retiree health and life benefits, other than group health plan continuation coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under any analogous continuation of coverage provisions of the Laws of any state or locality.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SCB” has the meaning set forth in the preamble to this Agreement.

“SCB 401(k) Plan” has the meaning set forth in Section 7.10(c).

“SCB Articles” means the Articles of Incorporation of SCB, as amended.

“SCB Average Closing Price” means the volume weighted average closing price of shares of SCB Common Stock quoted on the Nasdaq on each of the last ten (10) trading days ending on the day which is the fifth trading date immediately preceding the date that the Effective Time occurs.

“SCB Benefit Plans” has the meaning set forth in Section 6.11(a).

“SCB Board” means the Board of Directors of SCB.

“SCB Board Recommendation” has the meaning set forth in Section 7.01(b).

“SCB Bylaw Amendment” means an amendment to the SCB Bylaws to increase the range of authorized directors of SCB from the current range of not less than six (6) nor more than eleven (11), to a new range of not less than seven (7) nor more than thirteen (13), in substantially the form attached hereto as Exhibit C.

“SCB Bylaws” means the Bylaws of SCB, as amended.

“SCB Common Stock” means the common stock, no par value per share, of SCB.

“SCB Contract” has the meaning set forth in Section 6.13(a).

“SCB Disclosure Schedule” has the meaning set forth in Article VI.

“SCB Equity Awards” mean the SCB RSUs and SCB Options.

“SCB Equity Plan” means the Southern California Bancorp 2019 Omnibus Equity Incentive Plan, as amended.

“SCB Meeting” has the meaning set forth in Section 7.01(a).

“SCB Options” means options to purchase shares of SCB Common Stock granted under a SCB Equity Plan.

“SCB Owned Properties” has the meaning set forth in Section 6.18.

“SCB Preferred Stock” means the preferred stock, no par value per share, of SCB.

“SCB Qualified Plans” has the meaning set forth in Section 6.11(d).

“SCB Real Property” has the meaning set forth in Section 6.18.

“SCB Regulatory Agreement” has the meaning set forth in Section 6.14.

“SCB Reports” has the meaning set forth in Section 6.05(b).

“SCB RSUs” means restricted stock units issued under an SCB Equity Plan.

“SCB Shareholder Approval” means the (i) approval of the principal terms of this Agreement by the affirmative vote or requisite consent of a majority of the outstanding shares of SCB Common Stock entitled to vote thereon at the SCB Meeting or any adjournment or postponement thereof, and (ii) approval of the SCB Bylaw Amendment by the affirmative vote or requisite consent of a majority of the outstanding shares of SCB Common Stock entitled to vote thereon at the SCB Meeting or any adjournment or postponement thereof.

“SCB Voting Agreements” has the meaning set forth in the recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Security Breach” has the meaning set forth in Section 5.12.

“SRO” has the meaning set forth in Section 5.05(a).

“Subsidiary,” when used with respect to any Person, means any subsidiary of such Person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act.

“Surviving Bank” has the meaning set forth in Section 2.03.

“Surviving Corporation” has the meaning set forth in the recitals.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, escheat, abandoned or unclaimed property, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Terminated 401(k) Plan” has the meaning set forth in Section 7.10(c).

“Termination Fee” has the meaning set forth in Section 9.02(b)(i).

“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

ARTICLE II

THE MERGER

2.01 The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, CBC shall merge with and into SCB in accordance with the applicable provisions of the CGCL, and the separate corporate existence of CBC shall cease. SCB shall be the Surviving Corporation and shall survive and continue to exist as a corporation incorporated under the Laws of the State of California.

(b) Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the SCB Articles and the SCB Bylaws as in effect immediately prior to the Merger, except that the SCB Articles as in effect immediately prior to the Merger shall be amended to provide that, effective as of the Effective Time, the name of the Surviving Corporation shall be changed to a name mutually acceptable to SCB and CBC as determined pursuant to Section 7.11(b).

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of CBC shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of CBC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(d) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of CBC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, CBC, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place remotely by mutual exchange of documents and signatures (or their electronic counterparts) at such time as CBC and SCB shall agree, on the date when the Effective Time is to occur (the “Closing Date”). Subject to the terms and conditions of this Agreement, the parties shall cause an agreement of merger, substantially in the form attached hereto as Exhibit D (the “Agreement of Merger”), to be filed with the Secretary of State of the State of California. Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the Effective Time to occur no later than the fifth (5th) Business Day after such satisfaction or waiver (except as the parties may otherwise agree to in writing). The Merger provided for herein shall become effective at such time the Agreement of Merger is filed with the Secretary of State of the State of California in accordance with the CGCL, or such later time as may be agreed to by the parties and specified therein (the time the Merger becomes effective being the “Effective Time”).

2.03 Bank Merger. As soon as practicable after the Merger, CBC Bank shall be merged with and into BSC Bank. BSC Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and shall survive and continue to exist as a national banking association under the National Bank Act, as amended, and, following the Bank Merger, the separate corporate existence of CBC Bank shall cease. The BSC Articles as in effect immediately prior to the Bank Merger shall be amended to provide that, effective as of the Bank Merger, the name of the Surviving Bank shall be changed to a name mutually acceptable to SCB and CBC as determined pursuant to Section 7.11(b). The Bank Merger shall be implemented pursuant to an agreement and plan of merger, substantially in the form attached hereto as Exhibit E (the “Bank Merger Agreement”). Prior to the Effective Time, CBC shall cause CBC Bank, and SCB shall cause BSC Bank, to duly authorize, execute and deliver the Bank Merger Agreement and such other documents and certificates as are necessary to consummate the Bank Merger as soon as practicable following the Effective Time.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SCB, CBC or the holder of any securities of SCB or CBC:

(a) SCB Common Stock. Each share of SCB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b) CBC Common Stock. Subject to Section 3.04 of this Agreement, each share of CBC Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be cancelled in exchange for, the right to receive 1.590 shares of SCB Common Stock (the “Exchange Ratio”).

(c) Cancellation of Excluded Shares. Any shares of CBC Common Stock owned by CBC as treasury stock or owned by CBC, SCB or any of SCB’s Subsidiaries (in each case, other than shares of CBC Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by CBC or SCB in respect of debts previously contracted) (“Excluded Shares”) shall automatically be cancelled and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

3.02 Exchange Procedures.

(a) Mailing of Transmittal Material. Provided that CBC has delivered, or caused to be delivered, to an independent exchange agent selected by SCB and reasonably acceptable to CBC (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Closing Date (but in no event more than five (5) Business Days after the Closing Date), mail and otherwise make available to each holder of record of shares of CBC Common Stock immediately prior to the Effective Time, a notice and a form of letter of transmittal, in a form reasonably acceptable to, and approved in writing by, CBC (which shall specify that delivery shall be effected, and risk of loss and title to any Certificate(s) theretofore representing shares of CBC Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or surrender of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure and instructions for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for a portion of the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof and any cash in lieu of any fractional shares to be paid pursuant to Section 3.04. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates, if any, or instructions to surrender Book-Entry Shares representing all shares of CBC Common Stock covered thereby, subject to the provisions of Section 3.02(d).

(b) SCB Deliveries. At or prior to the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, SCB shall (i) deliver to the Exchange Agent evidence of shares in book entry form representing the number of shares of SCB Common Stock issuable to the holders of CBC Common Stock as the Merger Consideration, to be issued to such holders of CBC Common Stock in exchange for the surrender of their Certificates and Book-Entry Shares as provided for in this Article III, and (ii) deposit, or cause to be deposited, with the Exchange Agent cash in lieu of any fractional shares to be paid pursuant to Section 3.04. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of SCB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the holders of shares of CBC Common Stock immediately prior the Effective Time entitled thereto.

(c) Exchange Agent Deliveries.

(i) Each holder of a Certificate or Certificates or Book-Entry Shares who has properly surrendered such Certificate or Certificates or Book-Entry Shares to the Exchange Agent will be entitled to (i) evidence of issuance in book entry form of the number of whole shares of SCB Common Stock into which the aggregate number of shares of CBC Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement, and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Certificate or Certificates or Book-Entry Shares as of immediately prior to the Effective Time pursuant to the provisions of this Article III and (B) any dividends or other distributions which the holder thereof has the right to receive pursuant to Section 3.02(c)(ii) with respect to SCB Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii) Each outstanding Certificate or Book-Entry Share which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to represent only the right to receive, upon surrender, the number of shares of SCB Common Stock into which such CBC Common Stock shall have been converted pursuant to the Merger, together with the right to receive any dividends or other distributions paid or distributed thereon on or after the Effective Time and prior to the surrender of such Certificate or Book-Entry Shares and cash in lieu of any fractional shares in accordance with Section 3.04. After the Effective Time, there shall be no further transfer on the records of CBC of shares of CBC Common Stock represented by Certificates or Book-Entry Shares and, if such Certificates or Book-Entry Shares are presented to the Exchange Agent for transfer, they shall be cancelled against delivery of SCB Common Stock as hereinabove provided (together with any dividends or other distributions thereon and cash in lieu of fractional shares owed in accordance with this Agreement). No dividends or other distributions which have been declared will be remitted to any holder of shares of CBC Common Stock immediately prior to the Effective Time in respect of the shares of SCB Common Stock into which such shares converted pursuant to Section 3.01 until such Person surrenders the Certificate or Certificates or Book-Entry Shares representing such shares of CBC Common Stock, at which time such dividends or other distributions shall be remitted to such Person, without interest.

(d) Lost or Destroyed Certificates; Issuances of SCB Common Stock in New Names. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SCB or the Exchange Agent, the posting by such Person of a bond in such amount as SCB or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of SCB Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement. Prior to the Merger, SCB will consult with CBC regarding its, or the Exchange Agent’s, policies related to the posting of bonds. If any shares of SCB Common Stock are to be issued in a name other than that in which the Certificate evidencing CBC Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of SCB Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Unclaimed Merger Consideration. Any portion of the Merger Consideration delivered to the Exchange Agent by SCB pursuant to Section 3.02(b) that remains unclaimed by the former shareholders of CBC for twelve (12) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to the Surviving Corporation. Any former shareholders of CBC who have not theretofore complied with Section 3.02(c) shall thereafter look only to Surviving Corporation for the consideration deliverable in respect of each share of CBC Common Stock such shareholder holds immediately prior the Effective Time as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates or Book-Entry Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of SCB Common Stock would otherwise escheat to any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of the Surviving Corporation (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official or Governmental Entity pursuant to applicable abandoned property, escheat or similar Laws. SCB and the Exchange Agent shall be entitled to rely upon the stock transfer books of CBC to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of shares of stock represented by any Certificate or Book-Entry Share, SCB and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03 Rights as Shareholders. At the Effective Time, holders of CBC Common Stock shall cease to be, and shall have no rights as, shareholders of CBC other than to receive the Merger Consideration provided for under this Article III.

3.04 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of SCB Common Stock shall be issued in the Merger. Each holder of shares of CBC Common Stock as of immediately prior to the Effective Time who otherwise would have been entitled to a fraction of a share of SCB Common Stock (after taking into account all Certificates or Book-Entry Shares surrendered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying (i) the fraction of a share of SCB Common Stock to which such holder would otherwise be entitled to receive in the Merger (after taking into account all shares of CBC Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) by (ii) the SCB Average Closing Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of SCB Common Stock shall be changed into a different number or class or series of shares by reason of any reclassification, recapitalization, split-up, stock-split, reverse stock-split, combination, subdivision, exchange of shares or readjustment, or similar transaction or change in capitalization, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration and Exchange Ratio shall be adjusted accordingly to give SCB and the holders of CBC Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit CBC or SCB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

3.06 Withholding Rights. SCB (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of CBC Common Stock as of immediately prior to the Effective Time such amounts as SCB is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the former holder of CBC Common Stock in respect of which such deduction and withholding was made by SCB.

3.07 CBC Equity Awards.

(a) CBC Options. At the Effective Time, each CBC Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and shall only entitle the holder of such CBC Option to receive, as soon as administratively practicable after the Effective Time, an amount in cash, rounded down to the nearest whole cent, equal to the product of (i) the total number of shares of CBC Common Stock subject to such CBC Option and (ii) the excess, if any, of (A) the Option Cashout Price over (B) the exercise price per share under such CBC Option, less any applicable Taxes required to be withheld with respect to such payment (such amount, the “Option Consideration”); provided that to the extent reasonably practicable, SCB shall fund the Option Consideration to be paid with respect to CBC Options by funding the necessary amounts to the payroll processor of CBC or SCB or any of their respective Affiliates (the “Payroll Processor”) for payment by the Payroll Processor of the Option Consideration to the applicable holders of such CBC Options. For the avoidance of doubt, any CBC Option which has an exercise price per share of CBC Common Stock that is greater than or equal to the Option Cashout Price shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, the “Option Cashout Price” shall mean an amount equal to the product of (x) the SCB Average Closing Price and (y) the Exchange Ratio.

(b) CBC RSUs. Notwithstanding anything herein to the contrary, at the Effective Time, each CBC RSU that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of the holder thereof, (i) if granted to a non-employee member of the CBC Board who will not be serving on the Board of Directors of the Surviving Corporation, fully vest and be cancelled and converted automatically into the right to receive (without interest) that number of shares of SCB Common Stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of CBC Common Stock subject to such CBC RSU immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) Business Days following the Closing Date (or on such later date if required to comply with Section 409A of the Code) and (ii) if not granted to an individual described in clause (i), be assumed and converted into a restricted stock unit in respect of SCB Common Stock with the same terms and conditions as were applicable under such CBC RSU immediately prior to the Effective Time, and relating to the number of shares of SCB Common Stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of CBC Common Stock subject to such CBC RSU immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio.

(c) Applicable Plans. Each CBC Equity Award that is assumed and converted into an award with respect to SCB Common Stock pursuant to this Section 3.07 (an “Assumed Award”) may be assumed and/or issued as a substitute award under the Southern California Bancorp 2019 Omnibus Equity Incentive Plan Incentive Plan (or another equity incentive plan of SCB), if so determined by the SCB Board, instead of remaining subject to the applicable CBC Equity Plan pursuant to which it was issued.

(d) Registration. If not already included in the Registration Statement, promptly following the Effective Time, SCB shall file a post-effective amendment to the Registration Statement or an effective registration statement on Form S-8 with respect to the SCB Common Stock subject to the Assumed Awards.

(e) Further Actions. Prior to the Effective Time, the CBC Board and SCB Board, as applicable, shall adopt any necessary resolutions and take any actions necessary to effectuate the provisions of this Section 3.07.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the CBC Disclosure Schedule or the SCB Disclosure Schedule), required by Law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of CBC and SCB shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either CBC or SCB to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

4.02 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the CBC Disclosure Schedule or the SCB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by Law, neither CBC nor SCB shall, and neither CBC nor SCB shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) deposits, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of CBC or any of its wholly-owned Subsidiaries to CBC or any of its wholly-owned Subsidiaries, on the one hand, or of SCB or any of its wholly-owned Subsidiaries to SCB or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i) adjust, split, combine or reclassify any shares of capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) dividends paid by any of the Subsidiaries of each of CBC and SCB to CBC or SCB or any of their wholly-owned Subsidiaries, respectively, and (B) the acceptance of shares of CBC Common Stock or SCB Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any Person any right to acquire any shares of capital stock or other equity or voting securities of CBC or SCB or any of their respective Subsidiaries;

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of CBC or SCB or their respective Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of CBC or SCB or their respective Subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards outstanding as of the date hereof or granted after the date hereof to the extent authorized under this Agreement, in each case accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other Person or the property or assets of any other Person, in each case, other than a wholly-owned Subsidiary of CBC or SCB, as applicable;

(e) in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any CBC Contract or SCB Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to CBC or SCB, or enter into any contract that would constitute a CBC Contract or SCB Contract, if it were in effect on the date of this Agreement;

(f) except as required under applicable Law or the terms of any CBC Benefit Plan or SCB Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, amend or terminate any CBC Benefit Plan or SCB Benefit Plan, or any arrangement that would be a CBC Benefit Plan or a SCB Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such CBC Benefit Plan or SCB Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $150,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement; provided, however, that the parties may enter into offer letters with new hires in the ordinary course of business consistent with past practice that do not provide for enhanced or change in control severance, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any CBC Benefit Plan or SCB Benefit Plan, as the case may be, or (vi) hire or promote any employee with an annual base salary equal to or in excess of $150,000, or significantly change the responsibilities assigned to any such employee;

(g) settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $25,000 individually or $50,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation or its Subsidiaries;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend its articles of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;

(j) materially restructure or materially change its investment securities, derivatives, wholesale funding of bank owned life insurance portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l) enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law, regulation or policies imposed by, or recommendation of, any Governmental Entity;

(m) merge or consolidate itself or any of its Significant Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(n) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(o) other than in prior consultation with the other party to this Agreement, except for loans or extensions of credit approved and/or committed as of the date of this Agreement, (i) make any loan greater than $7,500,000, make any sponsored finance loan greater than $3,000,000, purchase a participation in any loan or pool of loans, or renew any loan greater than $7,500,000, or (ii) renew for more than 12 months any loans greater than $1,000,000 rated “special mention” or worse; or

(p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 4.02.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CBC

Except (a) as disclosed in the disclosure schedule delivered by CBC to SCB concurrently herewith (the “CBC Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the CBC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CBC that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article V shall be deemed to qualify (1) any other section of this Article V specifically referenced or cross-referenced and (2) other sections of this Article V to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any CBC Reports filed by CBC after January 1, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), CBC hereby represents and warrants to SCB as follows:

5.01 Corporate Organization.

(a) CBC is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is a bank holding company duly registered under the BHC Act. CBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. CBC is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBC. True and complete copies of the CBC Articles and the CBC Bylaws, as in effect as of the date of this Agreement, have previously been made available by CBC to SCB.

(b) Each Subsidiary of CBC (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on CBC and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of CBC or any Subsidiary of CBC to pay dividends or distributions except those provided by applicable Law and, in the case of a Subsidiary of CBC that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of CBC that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of CBC other than CBC Bank that have or are required to have deposit insurance. Section 5.01(b) of the CBC Disclosure Schedule sets forth a true and complete list of all Subsidiaries of CBC and their jurisdictions of organization as of the date hereof. True and complete copies of the organizational documents of each Subsidiary of CBC as in effect as of the date of this Agreement have previously been made available by CBC to SCB.

5.02 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of CBC consists of 40,000,000 shares of CBC Common Stock and 10,000,000 shares of CBC Preferred Stock. As of January 25, 2024, there are (i) 8,402,478 shares of CBC Common Stock outstanding, (ii) no shares of CBC Common Stock held in treasury, (iii) 476,911 shares of CBC Common Stock reserved for issuance upon the exercise of outstanding CBC Options, (iv) 260,756 shares of CBC Common Stock reserved for issuance upon settlement of outstanding CBC RSUs, (v) no shares of CBC Preferred Stock outstanding, and (vi) 616,442 shares of CBC Common Stock reserved for issuance upon future grants under the CBC Equity Plans. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since January 25, 2024 resulting from the exercise, vesting or settlement of any CBC Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of CBC issued, reserved for issuance or outstanding. All of the issued and outstanding shares of CBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CBC are entitled to vote. Except as set forth on Section 5.02(a) of the CBC Disclosure Schedule, no trust preferred or subordinated debt securities of CBC are issued or outstanding. Other than CBC Equity Awards issued prior to the date of this Agreement as described in this Section 5.02(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, restricted stock awards, restricted stock units, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in CBC, or contracts, commitments, understandings or arrangements by which CBC may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in CBC, or that otherwise obligate CBC to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which CBC is a party or is bound with respect to the voting or transfer of CBC Common Stock or other equity interests of CBC.

(b) CBC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of CBC has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

5.03 Authority; No Violation.

(a) CBC has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the CBC Board. The CBC Board has (i) determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of CBC and its shareholders, (ii) resolved to recommend that CBC’s shareholders approve the principal terms of this Agreement, (iii) has directed that this Agreement and the transactions contemplated hereby be submitted to CBC’s shareholders for approval at a meeting of such shareholders, and (iv) has adopted resolutions to the foregoing effect. Except for (x) the CBC Shareholder Approval and (y) the adoption and approval of the Bank Merger Agreement by the CBC Bank Board and CBC as CBC Bank’s sole shareholder, no other corporate proceedings on the part of CBC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CBC and (assuming due authorization, execution and delivery by SCB) constitutes a valid and binding obligation of CBC, enforceable against CBC in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or to general equity principles (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by CBC nor the consummation by CBC of the transactions contemplated hereby, including the Bank Merger, nor compliance by CBC with any of the terms or provisions hereof, will (i) violate any provision of the CBC Articles or the CBC Bylaws, or (ii) assuming that the consents and approvals referred to in Section 5.04 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBC or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CBC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBC.

5.04 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with Nasdaq, (b) the filing of any required applications, filings and notices, as applicable, with the FRB under the BHC Act and the CIBC Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC, and approval of such applications, filings and notices, (d) the filing with the SEC of the Registration Statement and Proxy Statement/Prospectus, and the declaration of effectiveness of the Registration Statement, (e) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL and the filing of the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and CFC, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SCB Common Stock pursuant to this Agreement and the approval of the listing of such SCB Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by CBC of this Agreement or (ii) the consummation by CBC of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, CBC has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

5.05 Reports.

(a) CBC and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2021 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, self-regulatory organization (an “SRO”) or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBC. Subject to Section 10.13, except as set forth on Section 5.05(a) of the CBC Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of CBC and its Subsidiaries, (i) no Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of CBC, investigation into the business or operations of CBC or any of its Subsidiaries since January 1, 2021, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CBC or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of CBC or any of its Subsidiaries since January 1, 2021; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBC.

(b) An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by CBC to the SEC since January 1, 2021 pursuant to the Securities Act or the Exchange Act (the “CBC Reports”) is publicly available. No such CBC Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CBC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of CBC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the CBC Reports.

5.06 Financial Statements.

(a) The financial statements of CBC and its Subsidiaries included (or incorporated by reference) in the CBC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CBC and its Subsidiaries, (ii) fairly present in all material respects the balance sheet, the consolidated statements of income, consolidated statements of comprehensive income, consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of CBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent public accounting firm of CBC has resigned (or informed CBC that it intends to resign) or been dismissed as independent public accountants of CBC as a result of, or in connection with, any disagreements with CBC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of CBC Bank included in the consolidated reports of condition and income (call reports) of CBC Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirement and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBC, neither CBC nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of CBC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of CBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CBC. CBC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CBC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of CBC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to CBC’s outside auditors and the audit committee of the CBC Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect CBC’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of CBC, any fraud, whether or not material, that involves management or other employees who have a significant role in CBC’s internal controls over financial reporting. To the knowledge of CBC, there is no reason to believe that CBC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2021, (i) neither CBC nor any of its Subsidiaries, nor, to the knowledge of CBC, any director, officer, auditor, accountant or representative of CBC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CBC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CBC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CBC or any of its Subsidiaries, whether or not employed by CBC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CBC or any of its officers, directors, employees or agents to the CBC Board or any committee thereof or, to the knowledge of CBC, to any director or officer of CBC.

5.07 Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither CBC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. CBC has disclosed to SCB as of the date hereof the aggregate fees provided for in connection with the engagement by CBC of Keefe, Bruyette & Woods, Inc. related to the Merger and the other transactions contemplated hereby.

5.08 Absence of Certain Changes or Events.

(a) Since December 31, 2022, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBC.

(b) Except as set forth on Section 5.08(b) of the CBC Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2022, CBC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

5.09 Legal Proceedings.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CBC, neither CBC nor any of its Subsidiaries is a party to any, and there are no pending or, to CBC’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBC or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon CBC, any of its Subsidiaries or the assets of CBC or any of its Subsidiaries (or that, upon consummation of the Merger and/or the Bank Merger, would apply to the Surviving Corporation or any of its Affiliates) that would reasonably be expected to be material to CBC and its Subsidiaries, taken as a whole.

5.10 Taxes and Tax Returns. Each of CBC and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither CBC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of CBC and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of CBC and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. There are no Liens on any of CBC’s assets or on any assets of any of CBC’s Subsidiaries that arose either in connection with any failure (or alleged failure) to pay any Tax or, to the knowledge of CBC, is any taxing authority in the process of imposing a Lien for Taxes upon such assets. Neither CBC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither CBC nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of CBC and its Subsidiaries or the assets of CBC and its Subsidiaries. CBC has made available to SCB true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither CBC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among CBC and its Subsidiaries). Neither CBC nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CBC) or (b) has any liability for the Taxes of any Person (other than CBC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither CBC nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither CBC nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has CBC been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither CBC nor any of CBC’s Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, any Tax period (or portion thereof) beginning after the Effective Time as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time, (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law), (C) any intercompany transaction or any excess loss account, within the meaning of Treas. Reg. 1.1502-13 and 1.1502-19, respectively, (or any corresponding or similar provision or administrative rule of federal, state, local, or non-U.S. income Tax law) or (D) any prepaid amount received on or prior to the Effective Time. As of the date hereof, neither CBC nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither CBC nor any of CBC’s Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state or local law), (ii) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligation in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 or (iii) claimed any employee retention credits under the CARES Act.

5.11 Employees and Employee Benefit Plans.

(a) Section 5.11(a) of the CBC Disclosure Schedule lists all material CBC Benefit Plans. For purposes of this Agreement, “CBC Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, all nonqualified deferred compensation arrangements (as defined in Section 409A of the Code), and all equity-based compensation, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, fringe benefit, termination or severance plans, programs, agreements or arrangements that are contributed to or sponsored or maintained by, or required to be contributed to by, CBC or any of its Subsidiaries for the benefit of any current or former employee, officer or director of CBC or any of its Subsidiaries, or any family member or beneficiary thereof.

(b) CBC has heretofore made available to SCB true and complete copies of (i) each material CBC Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles (and if such CBC Benefit Plan is not subject to such written documentation, a written summary of the material terms and conditions of such CBC Benefit Plan), and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such CBC Benefit Plan, together with summaries of any material modifications thereto, (B) the most recent annual reports (Form 5500 and all schedules thereto), if any, filed with the Internal Revenue Service, (C) the most recently received Internal Revenue Service determination or opinion letter, if any, relating to such CBC Benefit Plan, (D) all coverage, discrimination and qualification tests for the three (3) most recent plan years; (E) the most recently prepared actuarial report for each CBC Benefit Plan (if applicable), and (F) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such CBC Benefit Plan.

(c) Each CBC Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(d) Section 5.11(d) of the CBC Disclosure Schedule identifies each CBC Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “CBC Qualified Plans”). Each CBC Qualified Plan is either the subject of a favorable determination letter with respect to its tax-qualified status or is based on a pre-approved plan document that is the subject of a favorable advisory or opinion letter issued to the pre-approved plan document provider upon which CBC may rely, and, to the knowledge of CBC, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of each such CBC Qualified Plan or its related trust.

(e) No Controlled Group Liability has been incurred by CBC or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of CBC, no condition exists that presents a material risk to CBC or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to CBC and its Subsidiaries.

(f) None of CBC, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time, contributed to or been obligated to contribute to any plan that is: (i) a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Section 412, 430 or 4971 of the Code or Title IV or Section 302 of ERISA (a “Pension Plan”); (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”); or (iii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). None of CBC, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(g) Except as set forth on Section 5.11(g) of the CBC Disclosure Schedule, neither CBC nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, expect as required by Section 4980B of the Code, other than benefits provided under short-term or long-term disability plans.

(h) All contributions required to be made to any CBC Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any CBC Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of CBC, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to CBC and its Subsidiaries.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to CBC’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the CBC Benefit Plans, any fiduciaries thereof with respect to their duties to the CBC Benefit Plans or the assets of any of the trusts under any of the CBC Benefit Plans.

(j) Except as set forth on Section 5.11(j) of the CBC Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual service provider of CBC or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, lapse of applicable restrictions, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of CBC or any of its Subsidiaries, (iii) accelerate the timing of or cause CBC or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any CBC Benefit Plan, or (iv) result in any limitation on the right of CBC or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any CBC Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by CBC or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) Neither CBC nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax). Except as would not reasonably be expected to result in material liability to CBC or any of its Subsidiaries, each CBC Benefit Plan required to comply with Section 409A of the Code complies in both form and operation therewith.

(l) No CBC Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of CBC or any of its Subsidiaries who reside or work outside the United States.

(m) There are no pending or, to the knowledge of CBC, threatened material labor grievances or material unfair labor practice claims or charges against CBC or any of its Subsidiaries, or any strikes or other material labor disputes against CBC or any of its Subsidiaries. Neither CBC nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of CBC or any of its Subsidiaries and, to the knowledge of CBC, there are no organizing efforts by any union or other group seeking to represent any employees of CBC and its Subsidiaries.

(n) CBC and its Subsidiaries are in compliance in all material respects with, and since December 31, 2021 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements).

(o) (i) To the knowledge of CBC, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2021 against any director or officer of CBC, (ii) since December 31, 2021, neither CBC nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any director or officer of CBC, and (iii) there are no proceedings currently pending or, to the knowledge of CBC, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any director or officer of CBC.

5.12 Compliance with Applicable Law. CBC and each of its Subsidiaries hold, and have at all times since December 31, 2021, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBC, and, to the knowledge of CBC, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. CBC and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to CBC or any of its Subsidiaries, including all Laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable Law (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control or the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. CBC and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by CBC and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where CBC and its Subsidiaries conduct business. The most recent regulatory rating given to CBC Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the knowledge of CBC and except as set forth in Section 5.12 of the CBC Disclosure Schedule, since the last regulatory examination of CBC Bank to Community Reinvestment Act compliance, CBC Bank has not received any complaints from consumers, community groups or similar organizations as to Community Reinvestment Act compliance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CBC, none of CBC, or any of its Subsidiaries or, to the knowledge of CBC, any director, officer, employee, agent or other Person acting on behalf of CBC or any of its Subsidiaries has, directly or indirectly, (a) used any funds of CBC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CBC or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of CBC or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of CBC or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for CBC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CBC or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. CBC maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of CBC, CBC has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CBC. To the knowledge of CBC, there are no data security or other technological vulnerabilities with respect to CBC’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CBC. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBC: (i) CBC Bank has complied in all material respects with all requirements of the CARES Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (ii) CBC Bank is not the subject of any pending or, to the knowledge of CBC, threatened investigations related to fraud in connection with participation in the Paycheck Protection Program or Paycheck Protection Program loans; (iii) CBC and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign Law; and (iv) none of CBC, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

5.13 Certain Contracts.

(a) Except as set forth in Section 5.13(a) of the CBC Disclosure Schedule or as filed with or incorporated into any CBC Report filed prior to the date hereof, as of the date hereof, neither CBC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any CBC Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct on any line of business by CBC or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its Affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the CBC Shareholder Approval or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBC; (v) (A) that relates to the incurrence of indebtedness by CBC or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by CBC or any of its Subsidiaries of, or any similar commitment by CBC or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other Person, in the case of each of clauses (A) and (B), in the principal amount of $100,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of CBC or any of its Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of CBC or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $100,000 per annum other than any such contracts which are terminable by CBC or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by CBC or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of CBC or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any Person, business or asset and under which CBC or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 5.13(a) (excluding any CBC Benefit Plan), whether or not set forth in the CBC Disclosure Schedule, is referred to herein as a “CBC Contract.” CBC has made available to SCB true, correct and complete copies of each CBC Contract in effect as of the date hereof.

(b) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBC, (i) each CBC Contract is valid and binding on CBC or one of its Subsidiaries, as applicable, and in full force and effect, (ii) CBC and each of its Subsidiaries has in all material respects complied with and performed all obligations required to be performed by it to date under each CBC Contract, (iii) to the knowledge of CBC, each third-party counterparty to each CBC Contract has in all material respects complied with and performed all obligations required to be performed by it to date under such CBC Contract, (iv) CBC does not have knowledge of, and has not received notice of, any violation of any CBC Contract by any of the other parties thereto, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of CBC or any of its Subsidiaries, or to the knowledge of CBC, any other party thereto, of or under any such CBC Contract.

5.14 Agreements with Regulatory Agencies. Subject to Section 10.13, neither CBC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the CBC Disclosure Schedule, a “CBC Regulatory Agreement”), nor has CBC or any of its Subsidiaries been advised in writing, or to CBC’s knowledge, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such CBC Regulatory Agreement, nor does CBC believe that such CBC Regulatory Agreement is likely to be initiated, ordered or requested.

5.15 Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CBC, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of CBC, any of its Subsidiaries or for the account of a customer of CBC or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of CBC or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exception), and are in full force and effect; and (b) CBC and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to CBC’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

5.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CBC, CBC and its Subsidiaries are in compliance, and have complied since January 1, 2022, with each federal, state or local Law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of CBC, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on CBC or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against CBC, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBC. To the knowledge of CBC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBC. CBC is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBC.

5.17 Investment Securities and Commodities.

(a) Each of CBC and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the CBC Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of CBC or its Subsidiaries. Such securities and commodities are valued on the books of CBC in accordance with GAAP in all material respects.

(b) CBC and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that CBC believes are prudent and reasonable in the context of such businesses, and CBC and its Subsidiaries have, since January 1, 2021, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, CBC has made available to SCB the material terms of such policies, practices and procedures.

5.18 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CBC, (a) CBC or a Subsidiary of CBC has good and marketable title to all the real property reflected in the latest audited balance sheet included in the CBC Reports as being owned by CBC or a Subsidiary of CBC or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “CBC Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such CBC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with CBC Owned Properties, the “CBC Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of CBC, the lessor. There are no pending or, to the knowledge of CBC, threatened condemnation proceedings against CBC Real Property.

5.19 Intellectual Property. CBC and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CBC, (a) (i) to the knowledge of CBC, the use of any Intellectual Property by CBC and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which CBC or any of its Subsidiaries acquired the right to use any Intellectual Property, and (ii) to the knowledge of CBC, no Person has asserted in writing to CBC that CBC or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (b) no Person is challenging or, to the knowledge of CBC, infringing on or otherwise violating, any right of CBC or any of its Subsidiaries with respect to any Intellectual Property owned by CBC or its Subsidiaries, and (c) neither CBC nor any Subsidiary of CBC has received any written notice of any pending claim with respect to any Intellectual Property owned by CBC or any of its Subsidiaries, and CBC and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by CBC and its Subsidiaries.

5.20 Related Party Transactions. Except as set forth in Section 5.20 of the CBC Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between CBC or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of CBC or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding shares of CBC Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of CBC) on the other hand, of the type required to be reported in any CBC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

5.21 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the CBC Articles or CBC Bylaws is applicable to this Agreement or the transactions contemplated hereby, including the Merger, with respect to CBC. CBC does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

5.22 Reorganization. CBC has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and Bank Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.23 Opinion of Financial Advisor. Prior to the execution of this Agreement, the CBC Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of CBC Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.24 CBC Information. The information relating to CBC and its Subsidiaries to be contained in the Proxy Statement/Prospectus and the Registration Statement, and the information relating to CBC and its Subsidiaries that is provided by CBC or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to SCB or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof that relate only to SCB or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 5.25(a) of the CBC Disclosure Schedule, neither CBC nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which CBC or any Subsidiary of CBC is a creditor which as of December 31, 2023, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of December 31, 2023, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 5.25(a) of the CBC Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of CBC and its Subsidiaries that, as of December 31, 2023, had an outstanding balance of $500,000 or more and were classified by CBC as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of CBC or any of its Subsidiaries that, as of December 31, 2023, is classified as OREO and the book value thereof.

(b) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CBC, each Loan of CBC and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of CBC and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CBC, each outstanding Loan of CBC or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of CBC and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

5.26 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CBC, CBC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CBC reasonably has determined to be prudent and consistent with industry practice, and CBC and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of CBC and its Subsidiaries, CBC or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

5.27 Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CBC, to the knowledge of CBC, since January 1, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of CBC and its Subsidiaries.

5.28 No Other Representations or Warranties.

(a) Except for the representations and warranties made by CBC in this Article V, neither CBC nor any other Person makes any express or implied representation or warranty with respect to CBC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CBC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither CBC nor any other Person makes or has made any representation or warranty to SCB or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to CBC, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by CBC in this Article V, any oral or written information presented to SCB or any of its Affiliates or representatives in the course of their due diligence investigation of CBC, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) CBC acknowledges and agrees that neither SCB nor any other Person has made or is making, and CBC has not relied upon, any express or implied representation or warranty other than those contained in Article VI.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SCB

Except (a) as disclosed in the disclosure schedule delivered by SCB to CBC concurrently herewith (the “SCB Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the SCB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SCB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article VI shall be deemed to qualify (1) any other section of this Article VI specifically referenced or cross-referenced and (2) other sections of this Article VI to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any SCB Reports filed by SCB after January 1, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), SCB hereby represents and warrants to CBC as follows:

6.01 Corporate Organization.

(a) SCB is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is a bank holding company duly registered under the BHC Act. SCB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. SCB is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SCB. True and complete copies of the SCB Articles and SCB Bylaws, as in effect as of the date of this Agreement, have previously been made available by SCB to CBC.

(b) Each Subsidiary of SCB (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on SCB, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of SCB or any Subsidiary of SCB to pay dividends or distributions except those provided by applicable Law and, in the case of a Subsidiary of SCB that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of SCB that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of SCB other than BSC Bank that have or are required to have deposit insurance. Section 6.01(b) of the SCB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of SCB and their jurisdictions of organization as of the date hereof. True and complete copies of the organizational documents of each Subsidiary of SCB as in effect as of the date of this Agreement have previously been made available by SCB to CBC.

6.02 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of SCB consists of 50,000,000 shares of SCB Common Stock and 50,000,000 shares of SCB Preferred Stock. As of January 25, 2024, there are (i) 18,384,779 shares of SCB Common Stock outstanding, (ii) no shares of SCB Common Stock held in treasury, (iii) 265,313 shares of SCB Common Stock reserved for issuance upon the exercise of outstanding SCB Options, (iv) 628,504 shares of SCB Common Stock reserved for issuance upon settlement of outstanding SCB RSUs, (v) no shares of SCB Preferred Stock outstanding, and (vi) 1,266,568 shares of SCB Common Stock reserved for issuance upon future grants under the SCB Equity Plan. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since January 25, 2024 resulting from the exercise, vesting or settlement of any SCB Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of SCB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of SCB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of SCB are entitled to vote. Except as set forth on Section 6.02(a) of the SCB Disclosure Schedule, no trust preferred or subordinated debt securities of SCB are issued or outstanding. Other than SCB Equity Awards issued prior to the date of this Agreement as described in this Section 6.02(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, restricted stock awards, restricted stock units, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in SCB, or contracts, commitments, understandings or arrangements by which SCB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in SCB, or that otherwise obligate SCB to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which SCB is a party or is bound with respect to the voting or transfer of SCB Common Stock or other equity interests of SCB.

(b) SCB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of SCB has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

6.03 Authority; No Violation.

(a) SCB has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger, the Bank Merger, and the SCB Bylaw Amendment) have been duly and validly approved by the SCB Board. The SCB Board has (i) determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of SCB and its shareholders, (ii) resolved to recommend that SBC’s shareholders approve the principal terms of this Agreement and the SCB Bylaw Amendment, (iii) has directed that this Agreement and the transactions contemplated hereby be submitted to SCB’s shareholders for approval at a meeting of such shareholders, and (iv) has adopted resolutions to the foregoing effect. Except for (x) the SCB Shareholder Approval, (y) the adoption and approval of the Bank Merger Agreement by the BSC Bank Board and SCB as BSC Bank’s sole shareholder and (z) the adoption of resolutions to give effect to the provisions of Section 7.11 in connection with the Closing, no other corporate proceedings on the part of SCB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SCB and (assuming due authorization, execution and delivery by CBC) constitutes a valid and binding obligation of SCB, enforceable against SCB in accordance with its terms, subject to the Bankruptcy and Equity Exception. The shares of SCB Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the SCB Shareholder Approval), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of SCB or any other Person will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by SCB, nor the consummation by SCB of the transactions contemplated hereby, including the Bank Merger, nor compliance by SCB with any of the terms or provisions hereof, will (i) violate any provision of the SCB Articles or the SCB Bylaws, or (ii) assuming that the consents and approvals referred to in Section 6.04 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SCB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SCB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SCB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SCB.

6.04 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with Nasdaq, (b) the filing of any required applications, filings and notices, as applicable, with the FRB under the BHC Act and the CIBC Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC, and approval of such applications, filings and notices, (d) the filing with the SEC of the Registration Statement and Proxy Statement/Prospectus, and the declaration of effectiveness of the Registration Statement, (e) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL and the filing of the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and CFC, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SCB Common Stock pursuant to this Agreement and the approval of the listing of such SCB Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by SCB of this Agreement or (ii) the consummation by SCB of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, SCB has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

6.05 Reports.

(a) SCB and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2021 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, SRO or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SCB. Subject to Section 10.13, except as set forth on Section 6.05(a) of the SCB Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of SCB and its Subsidiaries, (i) no Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of SCB, investigation into the business or operations of SCB or any of its Subsidiaries since January 1, 2021, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of SCB or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of SCB or any of its Subsidiaries since January 1, 2021; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SCB.

(b) An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by SCB to the SEC since January 1, 2021 pursuant to the Securities Act or the Exchange Act (the “SCB Reports”) is publicly available. No such SCB Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SCB Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of SCB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SCB Reports.

6.06 Financial Statements.

(a) The financial statements of SCB and its Subsidiaries included (or incorporated by reference) in the SCB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of SCB and its Subsidiaries, (ii) fairly present in all material respects the consolidated balance sheet, the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of cash flows, and consolidated changes in shareholders’ equity of SCB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of SCB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent public accounting firm of SCB has resigned (or informed SCB that it intends to resign) or been dismissed as independent public accountants of SCB as a result of, or in connection with, any disagreements with SCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of BSC Bank included in the consolidated reports of condition and income (call reports) of BSC Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirement and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SCB, neither SCB nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SCB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of SCB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SCB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SCB. SCB (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to SCB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of SCB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to SCB’s outside auditors and the audit committee of the SCB Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect SCB’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of SCB, any fraud, whether or not material, that involves management or other employees who have a significant role in SCB’s internal controls over financial reporting. To the knowledge of SCB, there is no reason to believe that SCB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2021, (i) neither SCB nor any of its Subsidiaries, nor, to the knowledge of SCB, any director, officer, auditor, accountant or representative of SCB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of SCB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SCB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SCB or any of its Subsidiaries, whether or not employed by SCB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SCB or any of its officers, directors, employees or agents to the SCB Board or any committee thereof or, to the knowledge of SCB, to any director or officer of SCB.

6.07 Broker’s Fees. With the exception of the engagement of MJC Partners, LLC, neither SCB nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. SCB has disclosed to CBC as of the date hereof the aggregate fees provided for in connection with the engagement by SCB of MJC Partners, LLC related to the Merger and the other transactions contemplated hereby.

6.08 Absence of Certain Changes or Events.

(a) Since December 31, 2022, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SCB.

(b) Except as set forth on Section 6.08(b) of the SCB Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2022, SCB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

6.09 Legal Proceedings.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SCB, neither SCB nor any of its Subsidiaries is a party to any, and there are no pending or, to SCB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SCB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon SCB, any of its Subsidiaries or the assets of SCB or any of its Subsidiaries (or that, upon consummation of the Merger and/or the Bank Merger, would apply to the Surviving Corporation or any of its Affiliates) that would reasonably be expected to be material to SCB and its Subsidiaries, taken as a whole.

6.10 Taxes and Tax Returns. Each of SCB and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither SCB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of SCB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of SCB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. There are no Liens on any of SCB’s assets or on any assets of any of SCB’s Subsidiaries that arose either in connection with any failure (or alleged failure) to pay any Tax or, to the knowledge of SCB, is any taxing authority in the process of imposing a Lien for Taxes upon such assets. Neither SCB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither SCB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of SCB and its Subsidiaries or the assets of SCB and its Subsidiaries. SCB has made available to CBC true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither SCB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among SCB and its Subsidiaries). Neither SCB nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SCB) or (b) has any liability for the Taxes of any Person (other than SCB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither SCB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither SCB nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has SCB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither SCB nor any of SCB’s Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, any Tax period (or portion thereof) beginning after the Effective Time as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time, (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law), (C) any intercompany transaction or any excess loss account, within the meaning of Treas. Reg. 1.1502-13 and 1.1502-19, respectively, (or any corresponding or similar provision or administrative rule of federal, state, local, or non-U.S. income Tax law) or (D) any prepaid amount received on or prior to the Effective Time. As of the date hereof, neither SCB nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither SCB nor any of SCB’s Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state or local law), (ii) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligation in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 or (iii) claimed any employee retention credits under the CARES Act.

6.11 Employees and Employee Benefit Plans.

(a) Section 6.11(a) of the SCB Disclosure Schedule lists all material SCB Benefit Plans. For purposes of this Agreement, “SCB Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, all nonqualified deferred compensation arrangements (as defined in Section 409A of the Code) and all equity-based compensation, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, fringe benefit, termination or severance plans, programs, agreements or arrangements that are contributed to or sponsored or maintained by, or required to be contributed to by, SCB or any of its Subsidiaries for the benefit of any current or former employee, officer or director of SCB or any of its Subsidiaries, or any family member or beneficiary thereof.

(b) SCB has heretofore made available to CBC true and complete copies of (i) each material SCB Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles (and if such SCB Benefit Plan is not subject to such written documentation, a written summary of the material terms and conditions of such SCB Benefit Plan), and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such SCB Benefit Plan, together with summaries of any material modifications thereto, (B) the most recent annual reports (Form 5500 and all schedules thereto), if any, filed with the Internal Revenue Service, (C) the most recently received Internal Revenue Service determination or opinion letter, if any, relating to such SCB Benefit Plan, (D) all coverage, discrimination and qualification tests for the three (3) most recent plan years; (E) the most recently prepared actuarial report for each SCB Benefit Plan (if applicable), and (F) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such SCB Benefit Plan.

(c) Each SCB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(d) Section 6.11(d) of the SCB Disclosure Schedule identifies each SCB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “SCB Qualified Plans”). Each SCB Qualified Plan is either the subject of a favorable determination letter with respect to its tax-qualified status or is based on a pre-approved plan document that is the subject of a favorable advisory or opinion letter issued to the pre-approved plan document provider upon which SCB may rely, and, to the knowledge of SCB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of each such SCB Qualified Plan or its related trust.

(e) No Controlled Group Liability has been incurred by SCB or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of SCB, no condition exists that presents a material risk to SCB or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to SCB and its Subsidiaries.

(f) None of the SCB, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time, contributed to or been obligated to contribute to any plan that is: (i) a Pension Plan; (ii) a Multiemployer Plan; or (iii) a Multiple Employer Plan. None of SCB, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(g) Except as set forth on Section 6.11(g) of the SCB Disclosure Schedule, neither SCB nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, expect as required by Section 4980B of the Code, other than benefits provided under short-term or long-term disability plans.

(h) All contributions required to be made to any SCB Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any SCB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of SCB, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to SCB and its Subsidiaries.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to SCB’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the SCB Benefit Plans, any fiduciaries thereof with respect to their duties to the SCB Benefit Plans or the assets of any of the trusts under any of the SCB Benefit Plans.

(j) Except as set forth on Section 6.11(j) of the SCB Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual service provider of SCB or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, lapse of applicable restrictions, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of SCB or any of its Subsidiaries, (iii) accelerate the timing of or cause SCB or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any SCB Benefit Plan, or (iv) result in any limitation on the right of SCB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any SCB Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by SCB or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) Neither SCB nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax). Except as would not reasonably be expected to result in material liability to SCB or any of its Subsidiaries, each SCB Benefit Plan required to comply with Section 409A of the Code complies in both form and operation therewith.

(l) No SCB Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of SCB or any of its Subsidiaries who reside or work outside the United States.

(m) There are no pending or, to the knowledge of SCB, threatened material labor grievances or material unfair labor practice claims or charges against SCB or any of its Subsidiaries, or any strikes or other material labor disputes against SCB or any of its Subsidiaries. Neither SCB nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of SCB or any of its Subsidiaries and, to the knowledge of SCB, there are no organizing efforts by any union or other group seeking to represent any employees of SCB and its Subsidiaries.

(n) SCB and its Subsidiaries are in compliance in all material respects with, and since December 31, 2021 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements).

(o) Other than as disclosed in Section 6.11(o) of the SCB Disclosure Schedule, (i) to the knowledge of SCB, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2021 against any director or officer of SCB, (ii) since December 31, 2021, neither SCB nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any director or officer of SCB, and (iii) there are no proceedings currently pending or, to the knowledge of SCB, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any director or officer of SCB.

6.12 Compliance with Applicable Law. SCB and each of its Subsidiaries hold, and have at all times since December 31, 2021, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SCB, and, to the knowledge of SCB, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. SCB and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable Law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to SCB or any of its Subsidiaries, including all laws relating to Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control or the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. SCB and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by SCB and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where SCB and its Subsidiaries conduct business. The most recent regulatory rating given to SCB Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the knowledge of SCB and except as set forth in Section 6.12 of the SCB Disclosure Schedule, since the last regulatory examination of SCB Bank to Community Reinvestment Act compliance, SCB Bank has not received any complaints from consumers, community groups or similar organizations as to Community Reinvestment Act compliance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SCB, none of SCB, or any of its Subsidiaries or, to the knowledge of SCB, any director, officer, employee, agent or other Person acting on behalf of SCB or any of its Subsidiaries has, directly or indirectly, (a) used any funds of SCB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of SCB or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of SCB or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of SCB or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for SCB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for SCB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. SCB maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of SCB, SCB has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SCB. To the knowledge of SCB, there are no data security or other technological vulnerabilities with respect to SCB’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SCB. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SCB: (i) BSC Bank has complied in all material respects with all requirements of the CARES Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (ii) BSC Bank is not the subject of any pending or, to the knowledge of SCB, threatened investigations related to fraud in connection with participation in the Paycheck Protection Program or Paycheck Protection Program loans; (iii) SCB and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign Law; and (iv) none of SCB, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

6.13 Certain Contracts.

(a) Except as set forth in Section 6.13(a) of the SCB Disclosure Schedule or as filed with or incorporated into any SCB Report filed prior to the date hereof, as of the date hereof, neither SCB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral but excluding any SCB Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct on any line of business by SCB or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its Affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the SCB Shareholder Approval or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SCB; (v) (A) that relates to the incurrence of indebtedness by SCB or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by SCB or any of its Subsidiaries of, or any similar commitment by SCB or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other Person, in the case of each of clauses (A) and (B), in the principal amount of $100,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of SCB or any of its Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of SCB or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $100,000 per annum other than any such contracts which are terminable by SCB or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by SCB or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of SCB or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any Person, business or asset and under which SCB or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 6.13(a) (excluding any SCB Benefit Plan), whether or not set forth in the SCB Disclosure Schedule, is referred to herein as a “SCB Contract”. SCB has made available to CBC true, correct and complete copies of each SCB Contract in effect as of the date hereof.

(b) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SCB, (i) each SCB Contract is valid and binding on SCB or one of its Subsidiaries, as applicable, and in full force and effect, (ii) SCB and each of its Subsidiaries has in all material respects complied with and performed all obligations required to be performed by it to date under each SCB Contract, (iii) to the knowledge of SCB, each third-party counterparty to each SCB Contract has in all material respects complied with and performed all obligations required to be performed by it to date under such SCB Contract, (iv) SCB does not have knowledge of, and has not received notice of, any violation of any SCB Contract by any of the other parties thereto, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of SCB or any of its Subsidiaries, or to the knowledge of SCB, any other party thereto, of or under any such SCB Contract.

6.14 Agreements with Regulatory Agencies. Subject to Section 10.13, neither SCB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the SCB Disclosure Schedule, a “SCB Regulatory Agreement”), nor has SCB or any of its Subsidiaries been advised in writing, or to SCB’s knowledge, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such SCB Regulatory Agreement, nor does SCB believe that such SCB Regulatory Agreement is likely to be initiated, ordered or requested.

6.15 Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SCB, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of SCB, any of its Subsidiaries or for the account of a customer of SCB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of SCB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exception), and are in full force and effect; and (b) SCB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to SCB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

6.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SCB, SCB and its Subsidiaries are in compliance, and have complied since January 1, 2022, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of SCB any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on SCB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against SCB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SCB. To the knowledge of SCB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SCB. SCB is not subject to any agreement, order, judgment, decree , letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SCB.

6.17 Investment Securities and Commodities.

(a) Each of SCB and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the SCB Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of SCB or its Subsidiaries. Such securities and commodities are valued on the books of SCB in accordance with GAAP in all material respects.

(b) SCB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that SCB believes are prudent and reasonable in the context of such businesses, and SCB and its Subsidiaries have, since January 1, 2021, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, SCB has made available to CBC the material terms of such policies, practices and procedures.

6.18 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SCB, (a) SCB or a Subsidiary of SCB has good and marketable title to all the real property reflected in the latest audited balance sheet included in the SCB Reports as being owned by SCB or a Subsidiary of SCB or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “SCB Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such SCB Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with SCB Owned Properties, the “SCB Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of SCB, the lessor. There are no pending or, to the knowledge of SCB, threatened condemnation proceedings against SCB Real Property.

6.19 Intellectual Property. SCB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SCB, (a) (i) to the knowledge of SCB, the use of any Intellectual Property by SCB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which SCB or any of its Subsidiaries acquired the right to use any Intellectual Property, and (ii) to the knowledge of SCB, no Person has asserted in writing to SCB that SCB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (b) no Person is challenging or, to the knowledge of SCB, infringing on or otherwise violating, any right of SCB or any of its Subsidiaries with respect to any Intellectual Property owned by SCB or its Subsidiaries, and (c) neither SCB nor any Subsidiary of SCB has received any written notice of any pending claim with respect to any Intellectual Property owned by SCB or any of its Subsidiaries, and SCB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by SCB and its Subsidiaries.

6.20 Related Party Transactions. Except as set forth in Section 6.20 of the SCB Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between SCB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of SCB or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding SCB Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of SCB) on the other hand, of the type required to be reported in any SCB Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

6.21 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the SCB Articles or SCB Bylaws is applicable to this Agreement or the transactions contemplated hereby, including the Merger, with respect to SCB. SCB does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

6.22 Reorganization. SCB has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and Bank Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

6.23 Opinion of Financial Advisor. Prior to the execution of this Agreement, the SCB Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of MJC Partners, LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to SCB. Such opinion has not been amended or rescinded as of the date of this Agreement.

6.24 SCB Information. The information relating to SCB and its Subsidiaries to be contained in the Proxy Statement/Prospectus and the Registration Statement, and the information relating to SCB and its Subsidiaries that is provided by SCB or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to CBC or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof that relate only to CBC or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

6.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 6.25(a) of the SCB Disclosure Schedule, neither SCB nor any of its Subsidiaries is a party to any Loan in which SCB or any Subsidiary of SCB is a creditor which as of December 31, 2023, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of December 31, 2023, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 6.25(a) of the SCB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of SCB and its Subsidiaries that, as of December 31, 2023, had an outstanding balance of $500,000 or more and were classified by SCB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of SCB or any of its Subsidiaries that, as of December 31, 2023, is classified as OREO and the book value thereof.

(b) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SCB, each Loan of SCB and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of SCB and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SCB, each outstanding Loan of SCB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of SCB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

6.26 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SCB, SCB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SCB reasonably has determined to be prudent and consistent with industry practice, and SCB and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of SCB and its Subsidiaries, SCB or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

6.27 Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SCB, to the knowledge of SCB, since January 1, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of SCB and its Subsidiaries.

6.28 No Other Representations or Warranties.

(a) Except for the representations and warranties made by SCB in this Article VI, neither SCB nor any other Person makes any express or implied representation or warranty with respect to SCB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SCB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SCB nor any other Person makes or has made any representation or warranty to CBC or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to SCB, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by SCB in this Article VI, any oral or written information presented to CBC or any of its Affiliates or representatives in the course of their due diligence investigation of SCB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) SCB acknowledges and agrees that neither CBC nor any other Person has made or is making, and SCB has not relied upon, any express or implied representation or warranty other than those contained in Article V.

ARTICLE VII

COVENANTS

7.01 Shareholder Approvals.

(a) Each of CBC and SCB shall call, give notice of, convene and hold a meeting of its shareholders (the “CBC Meeting” and the “SCB Meeting,” respectively) to be held as soon as reasonably practicable after the Registration Statement is declared effective, for the purpose of obtaining (a) in the case of CBC, the CBC Shareholder Approval and, in the case of SCB, the SCB Shareholder Approval required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Each of CBC and SCB shall coordinate with the other regarding the record date and meeting date for the CBC Meeting and the SCB Meeting, and each of CBC and SCB shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Such meetings may be held virtually, subject to applicable Law and the organizational documents of CBC and SCB, as applicable.

(b) Each of CBC and SCB and their respective Boards of Directors shall, unless a Recommendation Change has been made by such party and its Board of Directors in accordance with Section 7.01(c), use its reasonable best efforts to obtain from the shareholders of CBC and SCB, respectively, the CBC Shareholder Approval and the SCB Shareholder Approval, respectively, including by communicating to the respective shareholders of CBC and SCB its recommendation (and including such recommendation in the Proxy Statement/Prospectus) that the shareholders of CBC approve the principal terms of this Agreement, in the case of CBC, and that the shareholders of SCB approve the principal terms of this Agreement and the SCB Bylaw Amendment, in the case of SCB (the “CBC Board Recommendation” and the “SCB Board Recommendation,” respectively). Except as provided in Section 7.01(c), each of CBC and SCB and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the CBC Board Recommendation, in the case of CBC, or the SCB Board Recommendation, in the case of SCB, (ii) fail to make the CBC Board Recommendation, in the case of CBC, or the SCB Board Recommendation, in the case of SCB, in the Proxy Statement/Prospectus, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal, or (B) reaffirm the CBC Board Recommendation, in the case of CBC, or the SCB Board Recommendation, in the case of SCB, in each case, within ten (10) Business Days (or such fewer number of days as remains prior to the CBC Meeting or the SCB Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c) Subject to Section 9.01 and Section 9.02, if the Board of Directors of CBC or SCB, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable Law to make or continue to make the CBC Board Recommendation or the SCB Board Recommendation, as applicable, such Board of Directors may, in the case of CBC, prior to the receipt of the CBC Shareholder Approval, and in the case of SCB, prior to the receipt of the SCB Shareholder Approval, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) Business Days’ prior written notice of its intention to effect such Recommendation Change and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances), and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable Law to make or continue to make the CBC Board Recommendation or SCB Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.01 and will require a new notice period as referred to in this Section 7.01. CBC or SCB shall adjourn or postpone the CBC Meeting or the SCB Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of CBC Common Stock or SCB Common Stock, as the case may be, represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CBC or SCB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the CBC Shareholder Approval or the SCB Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the CBC Meeting shall be convened and this Agreement shall be submitted to the shareholders of CBC at the CBC Meeting and (y) the SCB Meeting shall be convened and this Agreement shall be submitted to the shareholders of SCB at the SCB Meeting, and nothing contained herein shall be deemed to relieve either CBC or SCB of such obligation.

7.02 Preparation of the Proxy Statement/Prospectus and Registration Statement.

(a) As soon as practicable after the date of this Agreement, SCB and CBC shall use reasonable best efforts to: (i) jointly prepare and cause to be filed with the SEC a joint proxy statement/prospectus to be sent to the SCB shareholders and the CBC shareholders relating to the SCB Meeting and the CBC Meeting (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”); and (ii) jointly prepare, and SCB shall cause to be filed with the SEC a registration statement on Form S-4 or other applicable form (together with any amendments or supplements thereto, the “Registration Statement”), which shall contain the Proxy Statement/Prospectus, in connection with the issuance of the shares of SCB Common Stock to CBC shareholders as the Merger Consideration in the Merger. Each of the parties shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and each party, and its respective legal, financial and accounting advisors, shall have the right to review in advance and comment on such Proxy Statement/Prospectus and Registration Statement prior to their filing and on any amendments or supplements thereto and any written communications with the SEC in connection therewith. Each of the parties agrees to cooperate with the other party and their counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from their respective financial advisors and independent auditors in connection with the Registration Statement and the Proxy Statement/Prospectus. Each of CBC and SCB agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof and use all reasonable best efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. SCB also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, CBC and SCB shall promptly mail at each party’s own expense the Proxy Statement/Prospectus to all of their respective shareholders entitled thereto.

(b) Each of CBC and SCB agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto shall, at the date(s) of mailing to CBC’s and SCB’s respective shareholders and at the time(s) of the CBC Meeting and the SCB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of CBC and SCB further agrees that if such party shall become aware prior to or subsequent to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement/Prospectus.

(c) SCB agrees to advise CBC promptly in writing after SCB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SCB Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent SCB is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.03 Regulatory Matters.

(a) Each of SCB and CBC shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Transaction, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. SCB and CBC shall have the right to review in advance, and each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to SCB or CBC, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transaction. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transaction and each party will keep the other apprised of the status of matters relating to completion of the Transaction. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the Transaction and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable Law.

(b) Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the Transaction. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require SCB or CBC or any of their respective Subsidiaries, and neither SCB nor CBC nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”).

(c) To the extent permitted by applicable Law, each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their respective Subsidiaries to any Governmental Entity in connection with the Transaction (including, without limitation the Registration Statement).

(d) To the extent permitted by applicable Law, SCB and CBC shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the Transaction that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

7.04 Legal Conditions to Merger. Subject in all respects to Section 7.01(c), Section 7.02, Section 7.03 and Section 7.07(a) of this Agreement, each of SCB and CBC shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by SCB or CBC or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 8.02(c) and Section 8.03(d), including by executing and delivering representations contained in certificates of officers of SCB and CBC reasonably satisfactory in form and substance to SCB’s and CBC’s respective counsel.

7.05 Public Announcements. SCB and CBC agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. In addition, SCB and CBC agree to hold a joint conference call to announce the execution and delivery of this Agreement with representatives from each party participating and presentation materials mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable Law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 7.05 or (c) to the extent made from and after the time any Recommendation Change is made in accordance with Section 7.01(c).

7.06 Access; Information.

(a) Upon reasonable notice and subject to applicable Laws, each of SCB and CBC, for the purposes of verifying the representations and warranties of the other and preparing for the Merger, the related integration and systems conversion or consolidation, and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period prior to the Effective Time, each of SCB and CBC shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that SCB or CBC, as the case may be, is not permitted to disclose under applicable Law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Notwithstanding anything herein to the contrary, neither SCB nor CBC nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of SCB’s or CBC’s, as the case may be, customers, jeopardize the attorney-client privilege (or protection under the work product doctrine or similar protection) of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Within seven (7) calendar days of each month end after the date of this Agreement, each party shall provide the other party with a report to include unaudited balance sheet and income statement for the prior month and a problem loan report, each as of the last day or for the prior calendar month, and such other information as the parties may reasonably agree upon.

(c) All information furnished by CBC or SCB to the other pursuant to this Section 7.06 shall be subject to the provisions of the Mutual Confidentiality Agreement, dated as of October 11, 2023, by and between SCB and CBC (the “Confidentiality Agreement”).

(d) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.07 Acquisition Proposals.

(a) Except as expressly permitted by this Section 7.07, each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal (except to notify a Person that has made, or to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 7.07), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 7.07) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the CBC Shareholder Approval, in the case of CBC, or the SCB Shareholder Approval, in the case of SCB, such party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the Person making the Acquisition Proposal if the Board of Directors of such party determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable Law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the Person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with such party. Each party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than CBC or SCB, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within forty-eight (48) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the Person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the Person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof; provided, that notwithstanding anything to the contrary herein, CBC or SCB may, prior to the receipt of the CBC Shareholder Approval, in the case of CBC, or the SCB Shareholder Approval, in the case of SCB, grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to such party or its Board of Directors so long as such party promptly notifies the other party thereof (including the identity of such counterparty) after granting any such waiver, amendment or release and the Board of Directors of such party determines prior to the grant of such waiver, amendment or release in good faith, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, that the failure to take such action would be reasonably expected to result in a violation of its fiduciary duties under applicable law.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.08 Nasdaq Listing. SCB shall cause the shares of SCB Common Stock to be issued in the Merger to be approved for listing on Nasdaq prior to the Effective Time.

7.09 Indemnification.

(a) From and after the Effective Time, SCB and the Surviving Corporation (each an “Indemnifying Party”) shall defend, indemnify and hold harmless each Person who is a present or former director, officer and employee of CBC, CBC Bank or their Subsidiaries, as applicable, as of the Effective Time (the “Indemnified Parties”) against and pay any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted, completed, threatened or claimed prior to, at or after the Effective Time, arising in whole or in part out of, pertaining to or by reason of the fact that he or she was a director, officer, employee, fiduciary or agent of CBC or any of its Subsidiaries or is or was serving at the request of CBC or any of its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or the Transaction, to the fullest extent to which such Indemnified Parties would be entitled under applicable Law, the CBC Articles and the CBC Bylaws or, as applicable, the CBC Bank Articles and the CBC Bank Bylaws or any agreement, arrangement or understanding which has been set forth in Section 7.09 of the CBC Disclosure Schedule, in each case as in effect on the date hereof. SCB shall also cause the Surviving Corporation to advance expenses as incurred by each such Indemnified Party in connection with any claim, action, suit, proceeding or investigation referenced in the immediately preceding sentence. Without limiting the indemnification and other rights provided in this clause (a), all rights to indemnification, advancement and all limitations on liability existing in favor of the Indemnified Parties as provided by applicable Law, the CBC Articles and the CBC Bylaws or, as applicable, the CBC Bank Articles and the CBC Bank Bylaws or in any indemnification agreement, in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by Law, and shall be honored by the Surviving Corporation and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.

(b) The Surviving Corporation shall reasonably cooperate with the Indemnified Parties, and the Indemnified Parties shall reasonably cooperate with the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.

(c) Prior to the Effective Time, CBC shall, and if CBC is unable to, SCB (and the Surviving Bank) shall as of the Effective Time obtain and fully pay for a “tail” liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the Persons currently covered by CBC’s existing policy from insurance carriers with comparable credit ratings, which may include, SCB’s existing policy if it meets the foregoing standard) covering Persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall CBC be permitted nor shall SCB be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 7.09(c), annualized premiums in excess of 250% of the annual premiums paid by CBC as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, SCB shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other Person, consummates any division transaction or engages in any similar transaction, then in each such case, the Surviving Corporation and any successors or assigns thereof will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 7.09.

(e) The provisions of this Section 7.09 are intended to survive the Merger and, following the Effective Time, are intended to be for the benefit of and shall be enforceable by each Indemnified Party and his or her heirs and representatives.

7.10 Benefit Plans.

(a) Unless otherwise mutually agreed by SCB and CBC prior to the Effective Time, SCB, as the Surviving Corporation, shall provide the employees of SCB, CBC and their Subsidiaries as of the Effective Time who continue to remain employed with the Surviving Corporation and its Subsidiaries (the “Continuing Employees”), during the period commencing at the Effective Time and ending on December 31 of the calendar year in which the Effective Time occurs with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) target cash incentive opportunities that are, in each case, no less favorable than those in effect for each such Continuing Employee immediately prior to the Effective Time; and (iii) employee benefits (other than severance which will be provided as set forth in the last sentence of this Section 7.10(a)) that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Effective Time; provided, that, with respect to clause (iii), if the Surviving Corporation determines to integrate the Continuing Employees into the SCB Benefit Plans or the CBC Benefit Plans, which may be done on a plan by plan basis, or to modify any existing plans or adopt new benefit plans with respect to the Continuing Employees (which plans will, among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by SCB Benefit Plans, on the one hand, and those covered by CBC Benefit Plans on the other, at the Effective Time) (the “New Benefit Plans”), participation in such plans (other than severance) shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the SCB Benefit Plans, the CBC Benefit Plans or the New Benefit Plans on different dates following the Effective Time with respect to different plans. In addition, during the period commencing at the Effective Time and ending on the first anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances shall be provided severance benefits in accordance with Section 7.10(a) of the SCB Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims. If CBC, SCB, or any of their Subsidiaries has any other severance pay plan or arrangement, then any amounts paid to an employee pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 7.10(a) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 7.10(a) shall be construed or interpreted to limit or modify in any way CBC’s or SCB’s or their respect Subsidiaries’ at will employment policy or provide any third party beneficiary rights to employees of CBC, SCB or any of their respective Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy).

(b) With respect to any SCB Benefit Plan, CBC Benefit Plan or New Benefit Plan in which any Continuing Employees become eligible to participate on or after the Effective Time, SCB, as the Surviving Corporation, and its Subsidiaries shall (i) use best efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such SCB Benefit Plan, CBC Benefit Plan or New Benefit Plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous prior SCB Benefit Plan or CBC Benefit Plan, (ii) take commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under the analogous prior SCB Benefit Plan or CBC Benefit Plan that provides health care benefits, to the same extent that such credit was given under such analogous prior SCB Benefit Plan or CBC Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under such SCB Benefit Plan, CBC Benefit Plan or New Benefit Plan, subject to any insurance carrier approvals (which SCB shall use commercially reasonable efforts to obtain), and (iii) use best efforts to recognize all prior service of such employees recognized by SCB, CBC and their Subsidiaries as of the Effective Time for all purposes in any SCB Benefit Plan, CBC Benefit Plan or New Benefit Plan to the same extent that such service was taken into account under the analogous SCB Benefit Plan or CBC Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of accrual of benefits under any tax-qualified defined benefit pension plan, (C) for purposes of any benefit plan that is a Retiree Welfare Plan, a frozen plan or provides grandfathered benefits, or (D) any long-term equity or cash incentive plans.

(c) Prior to Closing, SCB and CBC shall cooperate in reviewing, evaluating and analyzing the SCB 401(k) Plan (the “SCB 401(k) Plan”) and the CBC 401(k) Plan (the “CBC 401(k) Plan”) and make a mutual determination as to which of the SCB 401(k) Plan and the CBC 401(k) Plan will continue to be maintained by the Surviving Corporation following the Effective Time (the “Continuing 401(k) Plan”) and which one will be terminated prior to Effective Time (such plan, the “Terminated 401(k) Plan”). The Board of Directors (or an appropriate committee thereof) of SCB or CBC, as applicable, shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Terminated 401(k) Plan, effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. SCB or CBC, as applicable, shall provide the other party with evidence that the Terminated 401(k) Plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by the other party) not later than two (2) days immediately preceding the Closing Date and the Continuing Employees who participated in the Terminated 401(k) Plan prior to the Effective Time shall be eligible to participate, effective as of the Effective Time, in the Continuing 401(k) Plan. SCB and CBC shall take any and all actions as may be required, including amendments to the SCB 401(k) Plan and/or the CBC 401(k) Plan, to avoid any default of outstanding participant loans that may be triggered solely by the termination of the Terminated 401(k) Plan and to permit the Continuing Employees to make rollover contributions from the Terminated 401(k) Plan to the Continuing 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), or a combination thereof in an amount equal to the full account balance distributed to such employee from the Terminated 401(k) Plan.

(d) Prior to making any material written communications relating to the Merger or the other transactions contemplated by this Agreement to any employee of SCB or CBC or their respective Subsidiaries, each party will, and will cause its Subsidiaries to, provide the other party with a reasonable opportunity to review and comment on any such communications, which comments shall be considered in good faith. Neither party nor their respective Subsidiaries shall make any written communications to any individual employee of SCB or CBC or their respective Subsidiaries regarding the terms and conditions of employment following the Closing without the consent of the other party.

(e) Nothing in this Agreement shall confer upon any employee (including any Continuing Employee), officer, director or consultant of SCB, CBC or any of their respective Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, SCB, CBC or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, SCB, CBC or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Corporation, SCB, CBC or any of their respective Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any SCB Benefit Plan, CBC Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular SCB Benefit Plan, CBC Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.08, and for the avoidance of doubt, except as provided in Section 7.09 and Section 10.08, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including, any current or former employee, officer, director or consultant of SCB, CBC or any of their respective Subsidiaries or Affiliates or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.11 Corporate Governance.

(a) SCB Bylaw Amendment; Board of Directors; Officers.

(i) Prior to the Effective Time, and subject to the receipt of the SCB Shareholder Approval, SCB shall amend the SCB Bylaws in accordance with the SCB Bylaw Amendment.

(ii) Effective as of the Effective Time, (A) the number of directors that will comprise the full Board of Directors of each of the Surviving Corporation and BSC Bank (and, as of the effective time of the Bank Merger, that will comprise the full Board of Directors of the Surviving Bank), shall each be twelve (12), and (B) of the members of each such board of directors, six (6) shall be members of the SCB Board or senior management of SCB as of immediately prior to the Effective Time, designated by SCB (which shall include Mr. David I. Rainer), and six (6) shall be members of the CBC Board or senior management of CBC as of immediately prior to the Effective Time, designated by CBC (which shall include Mr. Steven E. Shelton).

(iii) Effective as of the Effective Time, (A) Mr. David I. Rainer shall serve as the Executive Chairman of the Board of Directors of the Surviving Corporation and of the Surviving Bank, (B) Mr. Steven E. Shelton shall serve as the Chief Executive Officer of the Surviving Corporation and of the Surviving Bank, (C) Mr. Thomas A. Sa shall serve as the Chief Operating Officer of the Surviving Corporation and of the Surviving Bank, (D) Mr. Richard Hernandez shall serve as the President of the Surviving Corporation and of the Surviving Bank, and (E) Mr. Thomas G. Dolan shall serve as the Chief Financial Officer of the Surviving Corporation and Chief Strategy Officer of the Surviving Bank.

(b) Name Change. SCB and CBC agree to select a name for the Surviving Corporation and the Surviving Bank mutually acceptable to SCB and CBC as soon as reasonably practicable after the date of this Agreement and by no later than the fifth (5th) Business Day next preceding the date the Proxy Statement/Prospectus is first mailed in definitive form to the parties’ respective shareholders. Once the names have been selected pursuant to this Section 7.11(b), SCB shall, and shall cause BSC Bank to, take all actions necessary, including by adopting, and causing SCB Bank to adopt, an amendment to the Articles of Incorporation of SCB and BSC Bank, respectively, to provide that, effective as of the Effective Time, each of the names of the Surviving Corporation and Surviving Bank shall be changed to a name mutually acceptable to SCB and CBC.

7.12 Notification of Certain Matters. SCB and CBC shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a breach of any of its representations, warranties, obligations, covenants or agreements contained herein in any material respect that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VIII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.12 or the failure of any condition set forth in Section 8.02 or Section 8.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.02 or Section 8.03 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.12 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

7.13 Antitakeover Statutes. Each of SCB and CBC and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

7.14 Consents. CBC shall, and shall cause its Subsidiaries to, use their reasonable best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the CBC Contracts as a result of the Transaction.

7.15 Exemption from Liability Under Section 16(b). Each of the CBC Board and the SCB Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the conversion of shares of CBC Common Stock and CBC Equity Awards into shares of SCB Common Stock and SCB Equity Awards pursuant to the terms of this Agreement by officers and directors of CBC subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of CBC who may become an officer or director of SCB subject to the reporting requirements of Section 16(a) of the Exchange Act. CBC shall deliver to SCB in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of CBC subject to the reporting requirements of Section 16(a) of the Exchange Act (the “CBC Insiders”), and the Board of Directors of SCB and of CBC, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of CBC) any dispositions of CBC Common Stock or CBC Equity Awards by the CBC Insiders, and (in the case of SCB) any acquisitions of SCB Common Stock or SCB Equity Awards by any CBC Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

7.16 Shareholder Litigation and Protests. Each party shall give the other party prompt notice of any shareholder litigation or community-based protests against such party or its directors or officers relating to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated hereby and shall keep the other party fully informed regarding any such shareholder litigation or protests, including providing non-privileged and reasonably requested documentation. Each party shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation or protests. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation or protests, and will in good faith take such comments into account. No party shall agree to settle any such litigation or protests without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its Affiliates.

7.17 Change of Method. CBC and SCB shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of CBC and SCB (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or, subject to any adjustment thereto made pursuant to the provisions of this Agreement, the number of shares of SCB Common Stock received by holders of CBC Common Stock in exchange for each share of CBC Common Stock, (ii) adversely affect the Tax treatment of CBC’s shareholders or SCB’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of CBC or SCB pursuant to this Agreement, or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 10.02.

7.18 Tax Treatment. The Merger contemplated by this Agreement is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368(a) of the Code. Until the Closing, each party to this Agreement shall use its reasonable best efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Each of CBC and SCB agrees to prepare and file all U.S. federal income Tax Returns in accordance with this Section 7.18 and shall not take any position inconsistent herewith in the course of any audit, litigation, or other proceeding with respect to U.S. federal income Taxes; provided that nothing contained herein shall prevent CBC or SCB from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of such treatment, and neither CBC nor SCB shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such treatment.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing of each of the following conditions:

(a) Shareholder Approvals. (i) SCB shall have obtained the SCB Shareholder Approval, and (ii) CBC shall have obtained the CBC Shareholder Approval.

(b) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approvals shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(c) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits or makes illegal the consummation of the Transaction.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The shares of SCB Common Stock to be issued to the CBC shareholders as the Merger Consideration shall have been approved for listing on Nasdaq.

8.02 Conditions to Obligation of CBC. The obligation of CBC to consummate the Merger is also subject to the fulfillment or written waiver by CBC prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of SCB set forth in Section 6.02(a) and Section 6.08(a) (in each case, after giving effect to the lead-in to Article VI) shall be true and correct (other than, in the case of Section 6.02(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of SCB set forth in Section 6.01(a), Section 6.01(b) (with respect to Significant Subsidiaries only), Section 6.02(b) (with respect to Significant Subsidiaries only), Section 6.03(a) and Section 6.07 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article VI) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of SCB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article VI) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on SCB. CBC shall have received a certificate dated as of the Closing Date signed on behalf of SCB by the Chief Executive Officer and the Chief Financial Officer of SCB to the foregoing effect.

(b) Performance of Obligations of SCB. SCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CBC shall have received a certificate, dated as of the Closing Date, signed on behalf of SCB by the Chief Executive Officer and the Chief Financial Officer of SCB to such effect.

(c) Tax Opinion. CBC shall have received the opinion of Sheppard, Mullin, Richter & Hampton LLP, counsel to CBC, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel may require and rely upon representations contained in letters from each of CBC and SCB.

8.03 Conditions to Obligation of SCB. The obligation of SCB to consummate the Merger is also subject to the fulfillment or written waiver by SCB prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CBC set forth in Section 5.02(a) and Section 5.08(a) (in each case after giving effect to the lead-in to Article V) shall be true and correct (other than, in the case of Section 5.02(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of CBC set forth in Section 5.01(a), Section 5.01(b) (with respect to Significant Subsidiaries only), Section 5.02(b) (with respect to Significant Subsidiaries only), Section 5.03(a) and Section 5.07 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of CBC set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on CBC or the Surviving Corporation. SCB shall have received a certificate dated as of the Closing Date signed on behalf of CBC by the Chief Executive Officer and the Chief Financial Officer of CBC to the foregoing effect.

(b) Performance of Obligations of CBC. CBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and SCB shall have received a certificate, dated as of the Closing Date, signed on behalf of CBC by the Chief Executive Officer and the Chief Financial Officer of CBC to such effect.

(c) Tax Opinion. SCB shall have received the opinion of Katten Muchin Rosenman LLP, counsel to SCB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel may require and rely upon representations contained in letters from each of CBC and SCB.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent. By the mutual written consent of SCB and CBC.

(b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by SCB or CBC in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (or such shorter period as remaining prior to the End Date) and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 8.02(a) or Section 8.02(b) or Section 8.03(a) or Section 8.03(b), as the case may be.

(c) Delay. By SCB or CBC in the event the Merger is not consummated on or before the one year anniversary of the date of this Agreement (the “End Date”), except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 9.01(c) to perform or observe the obligations, covenants and agreements of such party set forth in this Agreement.

(d) No Regulatory Approval. By SCB or CBC if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.01(d) if such failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party under this Agreement.

(e) SCB Recommendation Change. By CBC prior to such time as the SCB Shareholder Approval is obtained, if (i) SCB or the SCB Board shall have made a Recommendation Change or (ii) SCB or the SCB Board shall have breached its obligations under Section 7.01 or Section 7.07 in any material respect.

(f) CBC Recommendation Change. By SCB prior to such time as the CBC Shareholder Approval is obtained, if (i) CBC or the CBC Board shall have made a Recommendation Change or (ii) CBC or the CBC Board shall have breached its obligations under Section 7.01 or Section 7.07 in any material respect.

9.02 Effect of Termination.

(a) In the event of termination of this Agreement by either SCB or CBC as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, and none of SCB, CBC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) this Section 9.02, Section 7.05, Section 7.06(b), and Article X shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither SCB nor CBC shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement. The term “willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of CBC or shall have been made directly to the shareholders of CBC generally or any person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the CBC Meeting) an Acquisition Proposal, in each case with respect to CBC and (A) (x) thereafter this Agreement is terminated by either SCB or CBC pursuant to Section 9.01(c) without the CBC Shareholder Approval having been obtained (and all other conditions set forth in Section 8.01 and Section 8.02 were satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by SCB pursuant to Section 9.01(b) as a result of a willful and material breach by CBC, and (B) prior to the date that is twelve (12) months after the date of such termination, CBC enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then CBC shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay SCB, by wire transfer of same day funds, a fee equal to $9,300,000 (the “Termination Fee”); provided, that for purposes of this Section 9.02(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by SCB pursuant to Section 9.01(f), then CBC shall pay SCB, by wire transfer of same day funds, the Termination Fee within two (2) Business Days of the date of termination.

(c)

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of SCB or shall have been made directly to the shareholders of SCB generally or any Person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the SCB Meeting) an Acquisition Proposal, in each case with respect to SCB, and (A) (x) thereafter this Agreement is terminated by either SCB or CBC pursuant to Section 9.01(c) without the SCB Shareholder Approval having been obtained (and all other conditions set forth in Section 8.01 and Section 8.03 were satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by CBC pursuant to Section 9.01(b) as a result of a willful and material breach by SCB, and (B) prior to the date that is twelve (12) months after the date of such termination, SCB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SCB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay CBC, by wire transfer of same day funds, the Termination Fee, provided, that for purposes of this Section 9.02(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by CBC pursuant to Section 9.01(e), then SCB shall pay CBC, by wire transfer of same day funds, the Termination Fee within two (2) Business Days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of SCB and CBC acknowledges that the agreements contained in this Section 9.02 are an integral part of the Transaction contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if SCB or CBC, as the case may be, fails promptly to pay the amount due pursuant to this Section 9.02, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if SCB or CBC, as the case may be, fails to pay the amounts payable pursuant to this Section 9.02, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE X

MISCELLANEOUS

10.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 7.05, Section 7.06(b), Section 9.02 and this Article X, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its Affiliates of any defense at Law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, provided that after the approval of the principal terms of this Agreement by the CBC shareholders, no amendment shall be made which by law requires further approval by the shareholders of CBC without obtaining such approval, provided further that after the approval of the principal terms of this Agreement by the SCB shareholders, no amendment shall be made which by law requires further approval by the shareholders of SCB without obtaining such approval. For purposes of clarification, an amendment of any date in Section 9.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of CBC or SCB, the approval of the principal terms of this Agreement by such shareholders will be deemed to have granted CBC or SCB, as the case may be, the authority to amend such dates without such further approval. For the avoidance of doubt, at or prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement.

10.03 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

10.04 Governing Law and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of California, without regard to the conflict of law principles thereof. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the courts of the State of California and the federal courts of the United States of America located in the State of California, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.07 or in such other manner as may be permitted by Law.

10.05 Waiver of Jury Trial. The parties acknowledge and agree that any controversy which may arise under this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, to the extent permitted under applicable Law, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. The parties certify and acknowledge that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.05.

10.06 Expenses. Except as provided in Section 9.02(e), each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel; provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

10.07 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CBC to:

California BanCorp

1300 Clay Street, Suite 500

Oakland, CA 94612

Attention: Steven E. Shelton

Email: seshelton@bankcbc.com

With a copy to:

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, 10th Floor

Costa Mesa, CA 92626

Attention: Joshua A. Dean

Email: jdean@sheppardmullin.com

If to SCB to:

Southern California Bancorp

355 S. Grand Avenue, Suite 1200

Los Angeles, CA 90071

Attention: Manisha Merchant, General Counsel

Email: mmerchant@banksocal.com

With a copy to:

Stuart | Moore | Staub

641 Higuera Street, Suite 302

San Luis Obispo, CA 93401

Attention: Kenneth E. Moore

Email: ken@stuartmoorelaw.com

10.08 Entire Understanding; Limited Third Party Beneficiaries. This Agreement, the Bank Merger Agreement, the Voting Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Agreement of Merger, the Bank Merger Agreement, the Voting Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except (a) for the Indemnified Parties’ rights with respect to Section 7.09, which are expressly intended to be for benefit of each Indemnified Party, and (b) the right of holders of CBC Common Stock to receive the Merger Consideration and the right of the holders of the CBC Equity Awards to receive the consideration to be provided in exchange therefor under Section 3.07 if the Merger is consummated, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.09 Severability. Except to the extent that application of this Section 10.09 would have a Material Adverse Effect on CBC or SCB, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

10.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

10.11 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall be deemed to mean the day and year first above written. As used in this Agreement, the “knowledge” of CBC means the actual knowledge of any of the officers of CBC listed on Section 10.11 of the CBC Disclosure Schedule, and the “knowledge” of SCB means the actual knowledge of any of the officers of SCB listed on Section 10.11 of the SCB Disclosure Schedule. As used in this Agreement, the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Pacific time, on the date hereof, (b) included in the virtual data room of a party by 5:00 p.m., Pacific time, on the date hereof, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, and (ii) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The CBC Disclosure Schedule and the SCB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

10.12 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.13 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

10.14 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SOUTHERN CALIFORNIA BANCORP

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	Chief Executive Officer

CALIFORNIA BANCORP

By:	/s/ Steven E. Shelton
Name:	Steven E. Shelton
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

Form of CBC Voting Agreement

VOTING AGREEMENT, dated as of January 30, 2024 (this “Agreement”), by and among Southern California Bancorp, a California corporation (“SCB”), California BanCorp, a California corporation (“CBC”), and the undersigned shareholder of CBC (“Shareholder”).

WHEREAS, SCB and CBC are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which CBC will merge with and into SCB on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, each share of CBC Common Stock (other than Excluded Shares) issued and outstanding shall be converted into, and shall be cancelled in exchange for the right to receive shares of SCB Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, immediately following the Merger, California Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of CBC, will merge with and into Bank of Southern California, N.A., a national banking association and wholly-owned subsidiary of SCB.

WHEREAS, Shareholder owns the shares of CBC Common Stock identified on the signature page hereto (such shares, together with all shares of capital stock, if any, subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”).

WHEREAS, in order to induce CBC and SCB to enter into the Merger Agreement and consummate the Merger, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Agreement to Vote Shares. At every meeting of the shareholders of CBC called, and at every postponement, recess, adjournment or continuation thereof, and on every action, consent or approval (including by written consent) of the shareholders of CBC, Shareholder agrees to vote, or cause to be voted, or give consent with respect to, all of the Shares (a) in favor of (i) approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (ii) any other matter that is required to be approved by the shareholders of CBC to facilitate the transactions contemplated by the Merger Agreement; (b) against (i) any proposal made in opposition to approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, or in competition with the Merger or the transactions contemplated by the Merger Agreement, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of CBC under the Merger Agreement or Shareholder under this Agreement, (iii) any Acquisition Proposal, and (iv) any proposal, transaction, agreement, amendment of the CBC Articles or CBC Bylaws or other action, in each case which could reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of the conditions under the Merger Agreement; and (c) as reasonably directed by SCB with respect to any postponement, recess, adjournment, continuation or other procedural matter at any meeting of the shareholders of CBC relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

2. Transfer of Shares.

(a) Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the prior written approval of CBC and SCB, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, over which Shareholder has sole dispositive power (or any interest therein), and Shareholder will use reasonable best efforts to not permit the transfer, pledge, encumbrance, distribution by gift or donation, or disposal of any of the Shares pursuant to which Shareholder has shared dispositive power (or any interest therein), whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform Shareholder’s covenants and obligations under this Agreement, provided however, that this Agreement shall not prohibit Shareholder from (x) disposing of or surrendering to CBC shares underlying any equity award issued by CBC in connection with the vesting or exercise of such equity award for the payment of taxes thereon, if any, or (y) transferring and delivering Shares to any member of Shareholder’s immediate family, to a trust for the benefit of Shareholder, to Shareholder’s spouse, ancestors or descendants or other transfers solely for estate planning purposes, or upon the death of Shareholder; provided that such a transfer shall only be permitted if, as a precondition to such transfer, the transferee enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof. Once the CBC Shareholder Approval has been obtained, the prohibitions provided for in this Section 2 shall no longer apply to Shareholder.

(b) Transfer of Voting Rights. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to CBC and SCB that the following statements are true and correct and not misleading:

(a) Capacity. Shareholder has all requisite capacity and authority to enter into and perform Shareholder’s obligations under this Agreement.

(b) Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject.

(d) Ownership. Except as otherwise described in Appendix A or in connection with a charitable gift or donation or other transaction permitted under Section 2(a) hereof, the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder. Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, Shareholder is the beneficial and record owner of the number of shares of CBC Common Stock set forth on the signature page hereto. Except as otherwise described in Appendix A, Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by Shareholder during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) Consents and Approvals. Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations under this Agreement and the consummation by Shareholder of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than with respect to any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity expressly contemplated in the Merger Agreement.

(f) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of Shareholder’s affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4. No Solicitation. Shareholder agrees not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than SCB) any information or data with respect to CBC or any of its Subsidiaries or otherwise in furtherance of an Acquisition Proposal, or (c) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.

5. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to CBC and SCB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CBC and SCB will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of CBC and SCB for any such failure and will not oppose the granting of such relief on the basis that CBC and SCB may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with CBC or SCB seeking or obtaining such equitable relief.

6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. In the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

7. Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs CBC to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8. Irrevocable Proxy. Shareholder hereby appoints CBC and any designee of CBC, and each of them individually, until termination of this Agreement pursuant to Section 6 hereof, Shareholder’s proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 1 hereof. This proxy and power of attorney is given solely to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

9. Confidentiality. Shareholder agrees to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by CBC and SCB, at which time Shareholder may only divulge such information as has been publicly disclosed by CBC and SCB. Shareholder hereby authorizes CBC and SCB to publish and disclose in any announcement or disclosure in connection with the Merger Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

10. Capacity as Shareholder. Shareholder is entering into this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shares, and not in Shareholder’s capacity as a director or officer, as applicable, of CBC or any of its Subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict Shareholder from exercising fiduciary duties as an officer or director to CBC or its shareholders.

11. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

13. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

14. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by electronic mail and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SCB:

Southern California Bancorp
12265 El Camino Real, Suite 210
San Diego, CA 92130
Attention: Manisha Merchant, General Counsel
Email: mmerchant@banksocal.com

With a copy to:

Stuart | Moore | Staub
641 Higuera Street, Suite 302
San Luis Obispo, CA 93401
Attention: Kenneth E. Moore
Email: ken@stuartmoorelaw.com

If to CBC:

California BanCorp
1300 Clay Street, Suite 500
Oakland, CA 94612
Attention: Steven E. Shelton

Email: seshelton@bankcbc.com

With a copy to:

Sheppard, Mullin, Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean
Email: jdean@sheppardmullin.com

If to Shareholder, at the address of Shareholder appearing on the signature page of this Agreement.

15. Assignment; Binding Effect. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16. Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in California and the parties hereby consent to the exclusive jurisdiction of such courts.

17. Independent Review and Advice. Shareholder represents and warrants that Shareholder has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Shareholder is entering into this Agreement of Shareholder’s own free will. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

18. Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19. Execution and Counterparts. This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SOUTHERN CALIFORNIA BANCORP

By:
Name:	David I. Rainer
Title:	Chief Executive Officer

CALIFORNIA BANCORP

By:
Name:	Steven E. Shelton
Title:	Chief Executive Officer

SHAREHOLDER

Name:	Number of Shares Owned
Address:

Signature Page to Voting Agreement

Appendix A

Exceptions to Representations:

☐ Check the box if the following statement is applicable: Shareholder is the joint beneficial owner of the Shares, together with Shareholder’s spouse.

☐ Check the box if the following statement is applicable: Shareholder has joint voting power over the Shares, together with Shareholder’s spouse.

Other exceptions:

EXHIBIT B

Form of SCB Voting Agreement

VOTING AGREEMENT, dated as of January 30, 2024 (this “Agreement”), by and among Southern California Bancorp, a California corporation (“SCB”), California BanCorp, a California corporation (“CBC”), and the undersigned shareholder of SCB (“Shareholder”).

WHEREAS, SCB and CBC are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which CBC will merge with and into SCB on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, each share of CBC Common Stock (other than Excluded Shares) issued and outstanding shall be converted into, and shall be cancelled in exchange for the right to receive shares of SCB Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, immediately following the Merger, California Bank of Commerce, a California state-chartered bank and wholly-owned subsidiary of CBC, will merge with and into Bank of Southern California, N.A., a national banking association and wholly-owned subsidiary of SCB.

WHEREAS, Shareholder owns the shares of SCB Common Stock identified on the signature page hereto (such shares, together with all shares of capital stock, if any, subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”).

WHEREAS, in order to induce CBC and SCB to enter into the Merger Agreement and consummate the Merger, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Agreement to Vote Shares. At every meeting of the shareholders of SCB called, and at every postponement, recess, adjournment or continuation thereof, and on every action, consent or approval (including by written consent) of the shareholders of SCB, Shareholder agrees to vote, or cause to be voted, or give consent with respect to, all of the Shares (a) in favor of (i) approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) approval of the issuance of shares of SCB Common Stock in connection with the Merger, (iii) approval of the SCB Bylaw Amendment, and (iv) any other matter that is required to be approved by the shareholders of SCB to facilitate the transactions contemplated by the Merger Agreement; (b) against (i) any proposal made in opposition to approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, or in competition with the Merger or the transactions contemplated by the Merger Agreement, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of SCB under the Merger Agreement or Shareholder under this Agreement, (iii) any Acquisition Proposal, and (iv) any proposal, transaction, agreement, amendment of the SCB Articles or SCB Bylaws or other action, in each case which could reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of the conditions under the Merger Agreement; and (c) as reasonably directed by SCB with respect to any postponement, recess, adjournment, continuation or other procedural matter at any meeting of the shareholders of SCB relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

2. Transfer of Shares.

(a) Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the prior written approval of CBC and SCB, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, over which Shareholder has sole dispositive power (or any interest therein), and Shareholder will use reasonable best efforts to not permit the transfer, pledge, encumbrance, distribution by gift or donation, or disposal of any of the Shares pursuant to which Shareholder has shared dispositive power (or any interest therein), whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform Shareholder’s covenants and obligations under this Agreement, provided however, that this Agreement shall not prohibit Shareholder from (x) disposing of or surrendering to SCB shares underlying any equity award issued by SCB in connection with the vesting or exercise of such equity award for the payment of taxes thereon, if any, or (y) transferring and delivering Shares to any member of Shareholder’s immediate family, to a trust for the benefit of Shareholder, to Shareholder’s spouse, ancestors or descendants or other transfers solely for estate planning purposes, or upon the death of Shareholder; provided that such a transfer shall only be permitted if, as a precondition to such transfer, the transferee enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 hereof. Once the SCB Shareholder Approval has been obtained, the prohibitions provided for in this Section 2 shall no longer apply to Shareholder.

(b) Transfer of Voting Rights. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to CBC and SCB that the following statements are true and correct and not misleading:

(a) Capacity. Shareholder has all requisite capacity and authority to enter into and perform Shareholder’s obligations under this Agreement.

(b) Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject.

(d) Ownership. Except as otherwise described in Appendix A or in connection with a charitable gift or donation or other transaction permitted under Section 2(a) hereof, the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder. Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, Shareholder is the beneficial and record owner of the number of shares of SCB Common Stock set forth on the signature page hereto. Except as otherwise described in Appendix A, Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by Shareholder during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) Consents and Approvals. Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations under this Agreement and the consummation by Shareholder of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than with respect to any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity expressly contemplated in the Merger Agreement.

(f) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of Shareholder’s affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4. No Solicitation. Shareholder agrees not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CBC) any information or data with respect to SCB or any of its Subsidiaries or otherwise in furtherance of an Acquisition Proposal, or (c) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.

5. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to CBC and SCB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CBC and SCB will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of CBC and SCB for any such failure and will not oppose the granting of such relief on the basis that CBC and SCB may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with CBC or SCB seeking or obtaining such equitable relief.

6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. In the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

7. Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs SCB to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8. Irrevocable Proxy. Shareholder hereby appoints SCB and any designee of SCB, and each of them individually, until termination of this Agreement pursuant to Section 6 hereof, Shareholder’s proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 1 hereof. This proxy and power of attorney is given solely to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

9. Confidentiality. Shareholder agrees to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and not to divulge any material non-public information regarding this Agreement, the Merger or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by CBC and SCB, at which time Shareholder may only divulge such information as has been publicly disclosed by CBC and SCB. Shareholder hereby authorizes CBC and SCB to publish and disclose in any announcement or disclosure in connection with the Merger Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

10. Capacity as Shareholder. Shareholder is entering into this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shares, and not in Shareholder’s capacity as a director or officer, as applicable, of SCB or any of its Subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict Shareholder from exercising fiduciary duties as an officer or director to SCB or its shareholders.

11. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

13. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

14. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by electronic mail and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SCB:

Southern California Bancorp
12265 El Camino Real, Suite 210
San Diego, CA 92130
Attention: Manisha Merchant, General Counsel
Email: mmerchant@banksocal.com

With a copy to:

Stuart | Moore | Staub
641 Higuera Street, Suite 302
San Luis Obispo, CA 93401
Attention: Kenneth E. Moore
Email: ken@stuartmoorelaw.com

If to CBC:

California BanCorp
1300 Clay Street, Suite 500
Oakland, CA 94612
Attention: Steven E. Shelton

Email: seshelton@bankcbc.com

With a copy to:

Sheppard, Mullin, Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean
Email: jdean@sheppardmullin.com

If to Shareholder, at the address of Shareholder appearing on the signature page of this Agreement.

15. Assignment; Binding Effect. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16. Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in California and the parties hereby consent to the exclusive jurisdiction of such courts.

17. Independent Review and Advice. Shareholder represents and warrants that Shareholder has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Shareholder is entering into this Agreement of Shareholder’s own free will. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

18. Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19. Execution and Counterparts. This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SOUTHERN CALIFORNIA BANCORP

By:
Name:	David I. Rainer
Title:	Chief Executive Officer

CALIFORNIA BANCORP

By:
Name:	Steven E. Shelton
Title:	Chief Executive Officer

SHAREHOLDER

Name:	Number of Shares Owned
Address:

Signature Page to Voting Agreement

Appendix A

Exceptions to Representations:

☐ Check the box if the following statement is applicable: Shareholder is the joint beneficial owner of the Shares, together with Shareholder’s spouse.

☐ Check the box if the following statement is applicable: Shareholder has joint voting power over the Shares, together with Shareholder’s spouse.

Other exceptions:

EXHIBIT C

CERTIFICATE OF AMENDMENT

OF

BYLAWS

OF

SOUTHERN CALIFORNIA BANCORP

Manisha K. Merchant certifies that:

1.	She is the Secretary of Southern California Bancorp (the “Company”).

2.	Article III, Section 2 of the Bylaws of the Company, Number of Directors, is amended and restated in its entirety to read as follows:

“Section 2. Number of Directors. The authorized number of directors shall be not less than seven (7) nor more than thirteen (13). The exact number of authorized directors shall be fixed, within the limits specified above, by a resolution amending such exact number, duly adopted by the board of directors or by the shareholders. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.”

3. The foregoing amendment of the Company’s Bylaws has been duly approved by the Board of Directors of the Company at a meeting held on [●], 2024.

4. The foregoing amendment of the Company’s Bylaws has been duly approved by the outstanding shares of the Company’s common stock at a meeting held on [●], 2024.

The undersigned declares under penalty of perjury that the matters set forth in the foregoing Certificate are true and correct of her own knowledge and that this declaration was executed on [●], 2024 at Los Angeles, California.

Manisha K. Merchant, Secretary

EXHIBIT D

AGREEMENT OF MERGER

This Agreement of Merger, dated as of [●], 2024 (“Agreement”), is made by and between Southern California Bancorp (“SCB”) and California BanCorp (“CBC”).

WITNESSETH:

WHEREAS, SCB is a California corporation, California Entity Number 4321159, which has its principal place of business in San Diego, California;

WHEREAS, CBC is a California corporation, California Entity Number 4007339, which has its principal place of business in Oakland, California;

WHEREAS, SCB and CBC have entered into an Agreement and Plan of Merger and Reorganization, dated as of January 30, 2024 (the “Reorganization Agreement”), pursuant to which CBC will merge with and into SCB (the “Merger”), with SCB as the surviving corporation; and

WHEREAS, the respective Boards of Directors of CBC and SCB have approved and deemed it advisable to consummate the Merger and the respective shareholders of CBC and SCB have adopted and approved the principal terms of the Reorganization Agreement and this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 14 below), CBC shall merge with and into SCB in accordance with the relevant provisions of the California General Corporation Law (“CGCL”). SCB shall be the surviving corporation of the Merger (the “Surviving Corporation”) and will continue its corporate existence under the CGCL. At the Effective Time, the separate existence of CBC will cease.

2. Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the CGCL.

3. Name; Articles of Incorporation. The name of the Surviving Corporation shall be “[●].” The Articles of Incorporation of SCB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law, provided however, that as of the Effective Time, Article One of the Articles of Incorporation of SCB shall be amended and restated in its entirety as follows:

ARTICLE ONE – NAME. The name of this Corporation is:

[●]

4. Bylaws. The Bylaws of SCB in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law.

5. Main Office. The main office of the Surviving Corporation shall be the main office of SCB immediately prior to the Effective Time.

6. Directors and Executive Officers. The directors and executive officers of the Surviving Corporation at the Effective Time shall be the directors and executive officers of SCB immediately prior to the Merger, until they are remove, they resign or their successors are elected and qualified.

7. Effect on Shares of Stock.

(a) Shares of SCB. Each share of SCB Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding after the Merger.

(b) Shares of CBC. As of the Effective Time and subject to the provisions of this Agreement, each share of CBC Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be entitled to receive 1.590 shares of SCB Common Stock. Any shares of CBC Common Stock held in the treasury of CBC or by SCB immediately prior to the Effective Time shall be retired and cancelled with no consideration.

(c) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of SCB Common Stock will be issued and any holder of shares of CBC Common Stock entitled to receive a fractional share of SCB Common Stock but for this Section 6(c) shall be entitled to receive a cash payment equal to the product (calculated to the nearest hundredth) obtained by multiplying (i) the fraction of a share of SCB Common Stock to which such holder would otherwise be entitled to receive in the Merger (after taking into account all shares of CBC Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) by (ii) the volume weighted average closing price of shares of SCB Common Stock quoted on the Nasdaq on each of the last ten (10) trading days ending on the day which is the fifth trading date immediately preceding the date that the Effective Time occurs, rounded to the nearest whole cent.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

9. Governing Law. This Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

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10. Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of SCB and CBC at any time prior to the Effective Time.

11. Waiver. To the fullest extent provided by law, any of the terms or conditions of this Agreement may be waived prior to the effective time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

12. Termination. This Agreement shall terminate upon the termination of the Reorganization Agreement prior to the Effective Time in accordance with its terms. The Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by CBC and SCB.

13. Conditions Precedent. Completion of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any and all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

14. Effectiveness of Merger. The Merger shall become effective on the date and at the time that this Agreement and the appropriate Officers’ Certificates (the “Merger Filing”) are duly filed with the California Secretary of State, or at such subsequent date or time as SCB and CBC agree and specify in the Merger Filing (the “Effective Time”).

15. Entire Agreement. Except as otherwise set forth in this Agreement and the Reorganization Agreement, the Reorganization Agreement and this Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Reorganization Agreement and the terms of this Agreement, the terms of the Reorganization Agreement shall control.

[Signature page to follow]

3

IN WITNESS WHEREOF, each of SCB and CBC has caused this Agreement to be executed on its behalf by its duly authorized officers.

SOUTHERN CALIFORNIA BANCORP

By:
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:
Name:	Manisha Merchant
Title:	Corporate Secretary

CALIFORNIA BANCORP

By:
Name:	Thomas A. Sa
Title:	President

By:
Name:	Tommiette Rey
Title:	Corporate Secretary

4

Certificate of Approval

of

Agreement of Merger

Pursuant to Section 1103 of the California Corporations Code, the undersigned, David I. Rainer and Manisha Merchant certify that:

1.	They are the President and Corporate Secretary, respectively, of Southern California Bancorp, a California corporation (“SCB”).

2.	This certificate is attached to the Agreement of Merger, dated [●], 2024 (the “Agreement”), by and between California BanCorp, a California corporation (“CBC”), and SCB, which provides for the merger of CBC with and into SCB (the “Merger”).

3.	The Agreement in the form attached was duly approved by the Board of Directors of SCB.

4.	SCB has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. SCB has [●] shares of Common Stock outstanding which were entitled to vote on the Merger and no shares of Preferred Stock outstanding.

5.	The principal terms of the Agreement in the form attached were approved by the vote of the shareholders of Southern California Bancorp which equaled or exceeded the vote required.

6.	The percentage vote required was more than 50% of the outstanding shares of Common Stock which were entitled to vote on the Merger.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed in Los Angeles, California on [●], 2024.

David I. Rainer, President and CEO

Manisha Merchant, Corporate Secretary

Certificate of Approval

of

Agreement of Merger

Pursuant to Section 1103 of the California Corporations Code, the undersigned, Thomas A. Sa and Tommiette Rey certify that:

1.	They are the President and Corporate Secretary, respectively, of California BanCorp, a California corporation (“CBC”).

2.	This certificate is attached to the Agreement of Merger, dated [●], 2024 (the “Agreement”), by and between Southern California Bancorp, a California corporation (“SCB”), and CBC, which provides for the merger of CBC with and into SCB (the “Merger”).

3.	The Agreement in the form attached was duly approved by the Board of Directors of CBC.

4.	CBC has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. CBC has [●] shares of Common Stock outstanding which were entitled to vote on the Merger and no shares of Preferred Stock outstanding.

5.	The principal terms of the Agreement in the form attached were approved by the vote of the shareholders of California Bancorp which equaled or exceeded the vote required.

6.	The percentage vote required was more than 50% of the outstanding shares of Common Stock which were entitled to vote on the Merger.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed in Oakland, California on [●], 2024.

Thomas A. Sa, President

Tommiette Rey, Corporate Secretary

EXHIBIT E

AGREEMENT TO MERGE

This Agreement to Merge (this “Agreement”), dated as of [●], 2024, is adopted and made by and between BANK OF SOUTHERN CALIFORNIA, NATIONAL ASSOCIATION, a national banking association, having its main office at [●] (“SCB Bank”), and CALIFORNIA BANK OF COMMERCE, a California state-chartered bank, having its main office at [●] (“CBC Bank”).

WITNESSETH:

WHEREAS, SCB Bank is a national banking association with capital of $[●], divided into [●] authorized shares of common stock, each with a par value of $5.00, surplus of $[●], and undivided profits, including capital reserves, of $[●], as of [●], 2024, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Southern California Bancorp, a California corporation (“SCB”);

WHEREAS, CBC Bank is a California state-chartered bank with capital of $[●], divided into [●] authorized shares of common stock without par value, surplus of $[●], and undivided profits, including capital reserves, of $[●], as of [●], 2024, all the issued and outstanding capital stock of which is owned as of the date hereof directly by California BanCorp, a California corporation (“CBC”);

WHEREAS, SCB and CBC have entered into an Agreement and Plan of Merger and Reorganization, dated as of January 30, 2024 (the “Holding Company Merger Agreement”), providing for the merger of CBC with and into SCB, with SCB as the surviving corporation, pursuant to the provisions of the California General Corporation Law (the “Holding Company Merger”); and

WHEREAS, contingent upon the Holding Company Merger and promptly following the time at which the Holding Company Merger becomes effective, the parties to this Agreement intend to effect the merger of CBC Bank with and into SCB Bank, with SCB Bank as the surviving institution (the “Bank Merger”), on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions of the Holding Company Merger Agreement, the parties hereto agree as follows:

Article I

Bank Merger

1.1 Bank Merger. Subject to the terms and conditions of this Agreement, effective as of the Effective Time (as defined below), CBC Bank shall be merged with and into SCB Bank under the charter of SCB Bank in accordance with 12 U.S.C. § 215a, and with the effect provided in 12 U.S.C. § 215a and 12 U.S.C. § 1828(c). At the Effective Time (as defined below), the separate existence of CBC Bank shall cease, and SCB Bank, as the surviving institution (sometimes hereinafter referred to as the “Surviving Association”), shall continue its corporate existence as a national banking association. The name of the Surviving Association shall be “[●]”. The parties hereto intend that the Bank Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.2 Effective Time. The Bank Merger shall become effective promptly following the effective time of the Holding Company Merger at the time specified in the approval of the Bank Merger to be issued by the Comptroller of the Currency of the United States (such date and time being herein referred to as the “Effective Time”).

Article II

Governance Matters

2.1 Articles of Association. At the Effective Time, the articles of association of SCB Bank in effect immediately prior to the Effective Time shall continue to be the articles of incorporation of the Surviving Association until thereafter amended in accordance with the applicable law, provided however, such articles of association shall be amended as of the Effective Time by adoption of an amendment in the form of Exhibit A hereto, such that the name of the Surviving Association shall be “[●]”.

2.2 Bylaws. At the Effective Time, the bylaws of SCB Bank in effect immediately prior to the Effective Time shall continue to be the bylaws of the Surviving Association until thereafter amended in accordance with the applicable law.

2.3 Directors. At the Effective Time, the directors of SCB Bank prior to the Effective Time will continue as the directors of the Surviving Association, until such time as their successors shall be duly elected and qualified.

Article III

Capital Stock

3.1 Effect on CBC Bank Capital Stock. By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of CBC Bank, at the Effective Time, all shares of CBC Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

3.2 Effect on SCB Bank Capital Stock. Each share of SCB Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger, and such shares shall be the only capital stock of the Surviving Association as of the Effective Time

2

3.3 Capital of Surviving Association.

(a) The Surviving Association will have total capital of approximately $[●], a surplus of approximately $[●] and undivided profits, including capital reserves, of $[●], which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated above adjusted, however, for normal earnings and expenses (and, if applicable, purchase accounting adjustments) between [●], 2024 and the Effective Time of the Bank Merger.

(b) The Surviving Association’s authorized capital stock will consist of [●] shares of common stock, par value $5.00 per share.

Article IV

Effect of Bank Merger; Branches

4.1 Effect. The effect of the Bank Merger is as prescribed by law. From and after the Effective Time, and in addition to the effects under applicable law, including, without limitation 12 U.S.C. § 215a: (i) all assets and all rights, franchises, and interests of CBC Bank in and to every type of property (including intellectual, real, personal, and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Association by virtue of the Bank Merger without any deed or other transfer; (ii) the Surviving Association, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by CBC Bank immediately prior to the Effective Time; and (iii) the Surviving Association shall be responsible for all of the liabilities of every kind and description of CBC Bank existing as of the Effective Time.

4.2 Main/Branch Offices. The main office and branch offices of SCB Bank existing immediately prior to the Effective Time shall continue to be the main office and branch offices, respectively, of the Surviving Association. The main office of CBC Bank and all branch offices of SCB Bank and CBC Bank that are in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Association upon consummation of the Bank Merger.

Article V

Representations and Warranties

Each of SCB Bank and CBC Bank hereto represents and warrants to the other that this Agreement (i) has been approved by at least a majority of its board of directors; (ii) has been approved by the affirmative vote of its shareholders owning at least two-thirds of its capital stock; and (iii) has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

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Article VI

Further Documents

If at any time the Surviving Association shall consider or be advised that any further deeds, assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Association the title to any property or rights of the constituent entities, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent entities immediately prior to the Effective Time (or their successors in office) shall execute and deliver any and all proper deeds, assignments, conveyances and assurances in law, and do all things necessary or desirable, to vest, perfect or confirm title to such property or rights in the Surviving Association and otherwise to carry out the provisions hereof.

Article VII

Termination

In the event that the Holding Company Merger Agreement is terminated pursuant to Section 9.01 thereof, this Agreement shall be terminated and the Bank Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto. This Agreement also may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto.

Article VIII

Miscellaneous

8.1 Entire Agreement. This Agreement (including the documents and instruments referred to herein and attached hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.2 Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the federal laws of the United States, without regard to choice of law principles, except to the extent that the laws of the State of California shall be applicable hereto.

8.4 Assignment. This Agreement shall not be assignable by operation of law or otherwise.

8.5 Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature follows]

4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers thereunto duly authorized as of the day and year first written above.

BANK OF SOUTHERN CALIFORNIA, NATIONAL ASSOCIATION

By:
Name:
Title:

CALIFORNIA BANK OF COMMERCE

By:
Name:
Title:

[Signature Page to the Agreement to Merge]

EXHIBIT A to Agreement to Merge

AMENDMENT TO ARTICLES OF association

OF

BANK OF SOUTHERN CALIFORNIA, NATIONAL ASSOCIATION

The Articles of Association of Bank of Southern California, National Association are hereby amended by deleting the Article Frist in its entirety and substituting the following therefor:

“FIRST. The title of this Association shall be [●].”

***

The foregoing amendment was declared advisable and adopted by the Board of Directors of Bank of Southern California, National Association by resolutions duly adopted on [●], 2024, and was subsequently adopted by the Bank’s sole stockholder on [●], 2024. The foregoing amendment was duly adopted in accordance with the applicable provisions of 12 U.S.C. § 21a.

The undersigned hereby executes this Amendment to Articles of Association of Bank of Southern California, National Association, declaring and certifying that the facts stated herein are true, and accordingly have hereunto set my hand this [●] day of [●], 2024

BANK OF SOUTHERN CALIFORNIA

By:
Title: